UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

AirTran Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2008

Dear Stockholder,

On behalf of your board of directors and management, you are cordially invited to attend AirTran Holdings, Inc.’s 2008 Annual Meeting of Stockholders to be held on Wednesday, May 21, 2008, at Charleston Place Hotel, 205 Meeting Street, Charleston, South Carolina. The meeting will begin at 11:00 a.m., Eastern Daylight Savings Time. This booklet includes the formal notice of meeting and the proxy statement. You will find information regarding admission to the annual meeting and the business to be conducted on the following pages.

Stockholders of record at the close of business on March 24, 2008, are entitled to vote at the annual meeting. Whether or not you plan to attend, we encourage you to read the proxy statement and vote as soon as possible. You may vote:

•	by following the Internet voting procedures described in the Notice of Internet Availability of Proxy Materials;

•	by following the telephone voting procedures described in these proxy materials; or

•	if you requested printed paper materials, by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

We encourage you to continue to receive future annual reports, proxy statements and other materials over the Internet rather than printed paper materials. Providing you with proxy materials via the Internet, can save us a substantial amount of money in postage and printing costs.

Stockholders may attend the annual meeting, however, seating is limited and will be available on a first-come, first-served basis. If you plan to attend the meeting, please bring proof of stock ownership to the meeting. A brokerage account statement showing that you owned stock on March 24, 2008 is acceptable proof.

Sincerely yours,

Richard P. Magurno Senior Vice President, General Counsel and Secretary

Official Notice of Annual Meeting of Stockholders

TIME	Registration Begins:	10:00 a.m., Eastern Daylight Savings Time
	Meeting Begins:	11:00 a.m., Eastern Daylight Savings Time

DATE	Wednesday, May 21, 2008

PLACE	Charleston Place Hotel 205 Meeting Street Charleston, South Carolina

ITEMS OF BUSINESS

1) To elect three Class II directors for a term of three years each.
2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

To transact such other business that may properly come before the meeting.

RECORD DATE	You are entitled to vote at the annual meeting if you were a stockholder of record at the close of business on March 24, 2008.

FINANCIAL STATEMENTS	Audited financial statements for the year ended December 31, 2007, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in Form 10-K, such portions of which are also contained in the Annual Report included with this communication.

ANNUAL MEETING ADMISSION	To attend the annual meeting you must have a valid proof of identification and other proof of beneficial ownership of AirTran Holdings Inc. shares (such as a brokerage statement reflecting your stock ownership as of March 24, 2008).

VOTING BY PROXY	Your vote is important. Please vote by using the Internet, by telephone, or by requesting, signing and returning a physical proxy card as soon as possible to ensure your representation at the annual meeting. Your proxy materials contain instructions for each of these voting options.

By Order of the Board of Directors,

Richard P. Magurno

April 7, 2008

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

AIRTRAN HOLDINGS, INC.

9955 AirTran Boulevard

Orlando, Florida 32827

(407) 318-5000

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

We are making these proxy materials available to you on the Internet or, upon your request, by delivery of printed versions of these materials to you by mail, in connection with the solicitation of proxies by the board of directors of AirTran Holdings, Inc. for the 2008 annual meeting of our stockholders to be held on Wednesday, May 21, 2008, at 11:00 a.m., Eastern Daylight Savings Time at Charleston Place Hotel, 205 Meeting Street, Charleston, South Carolina and any adjournment or postponement of the annual meeting. In this proxy statement, we refer to AirTran Holdings, Inc., as “AirTran,” the “company,” “we,” or “us.”

Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

These proxy materials include:

•	Our proxy statement for the annual meeting; and

•	Our 2007 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the annual meeting.

We are pleased this year to take advantage of rules recently adopted by the Securities and Exchange Commission that permit companies to provide access to proxy materials, including annual reports, over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access these proxy materials over the Internet or request a printed copy may be found on the Notice.

We intend to mail the Notice of Internet Availability of Proxy Materials starting on or about April 7, 2008. Our annual report for the year ended December 31, 2007, and this proxy statement will be available online concurrently with the mailing of such notice.

The Notice will provide you with instructions regarding how to view our proxy materials for the annual meeting on the Internet.

Unless you instruct us otherwise, we will continue to provide all our future proxy materials to you electronically. Continuing to receive your future proxy materials via the Internet will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. So long as you do not object to receiving future proxy materials through the Internet, you will receive either a mailed notice or an email with instructions containing a link to those materials and a link to the proxy voting site. If you elect to receive printed paper proxy materials, your election will remain in effect until you terminate it.

ABOUT THE MEETING

At our annual meeting, our stockholders will act upon the matters outlined in the accompanying notice of meeting. The only scheduled matters to be acted upon at the 2008 annual meeting are the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm. In addition, our management will report on our performance during the 2007 year.

VOTING INFORMATION

All shares represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the stockholder’s directions specified in the applicable voting instructions or proxy card. If no directions have been specified during Internet or telephone voting or by marking the appropriate places on a physical proxy card, the shares will be voted in accordance with the board’s recommendations which are:

•	FOR the election of G. Peter D’Aloia, Jere A. Drummond and John F. Fiedler as Class II directors of the company for a three-year term.

•	FOR ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal 2008.

A stockholder providing a proxy has the power to revoke it at any time prior to its exercise by delivering to the company a later dated proxy or by giving notice to the company in writing or at the meeting, but without affecting any vote previously taken.

Record Date

You may vote all shares that you owned as of March 24, 2008, which is the record date for the annual meeting. On March 24, 2008, we had 92,238,211 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.

Ownership Of Shares

If your shares are registered directly in your name, you are the holder of record of these shares. As the holder of record, you have the right to give your voting instructions by the Internet or by telephone directly to us, give your proxy directly to us or vote in person at the annual meeting. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record has sent a Notice of Internet Availability of Proxy Materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form over the Internet or telephone, as provided to you by the holder of record, or by filling out a physical voting instruction form provided to you by the holder of record if you requested physical delivery of printed proxy materials. Regardless of how you hold your shares, we invite you to attend the annual meeting.

Electronic Delivery

We will deliver future annual meeting materials to you electronically by making them available over the Internet, unless you request otherwise; however, you can elect to receive printed copies of such materials. If your shares are currently registered directly in your name with American Stock Transfer & Trust Company, our stock registrar and transfer agent, you can elect to receive printed paper copies of these or future annual meeting materials by mail delivery by going to the website www.proxyvote.com and following the instructions provided. If your shares of company stock are held in a brokerage account, please refer to the information provided by your bank, broker or nominee for instructions on how to elect to receive printed copies of these or future annual meeting materials by mail. Providing you with annual meeting materials via the Internet instead of mailing printed paper materials will save your company a substantial amount of money in postage and printing costs and is environmentally friendly.

How To Vote

Your Vote Is Important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern time on Tuesday, May 20, 2008, for all shares held of record. You may vote in one of the following ways:

By Internet: You can vote your shares by the Internet. Your Notice indicates the website and control number you need to access Internet voting. You may vote by the Internet 24 hours a day. The website has easy to follow instructions and you will be able to confirm that the system has properly recorded your votes. If you are an owner in street name, please follow the Internet voting instructions that accompany the notice from your broker.

By Telephone: If you are located in the U.S., you can vote your shares by calling the toll-free number 1-800-690-6903 or other number provided in the instructions from your broker. As with Internet voting, holders of record may vote by telephone 24 hours a day. The telephone voting system also has easy-to-follow instructions and, as with Internet voting, allows you to confirm that the system has properly recorded your votes.

By Mail: If you have requested delivery of printed materials by mail, you will receive a proxy card in such materials and you can vote by marking, dating, signing the proxy card and returning it by mail in the enclosed postage-paid envelope. Although we have no intention to currently do so, we may also elect, depending on the circumstances, to send you a physical printed proxy card or elect to have the holder of record send you physical printed voting instructions. If you hold your shares in street name and you have requested physical delivery of printed materials by mail from your broker, please complete and mail the voting instruction card.

At The Annual Meeting: The way you vote your shares now will not limit your right to change your vote at the annual meeting if you attend in person. If you hold your shares in street name, you must obtain a physical proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted at the meeting. If you fail to completely vote during Internet or telephone voting or if you sign and return a proxy card without any voting instructions, your shares will be voted as the board of directors recommends.

Revocation Of Proxies: You can revoke your proxy at any time before your shares are voted if you: (1) provide subsequent Internet or telephone voting instructions; (2) submit a later-dated proxy (or voting instructions if you hold shares in street name); (3) vote in person at the meeting; or (4) submit a written revocation to our corporate secretary.

Quorum And Required Vote

Quorum: We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the votes that stockholders are entitled to cast are present at the meeting, either in person or by proxy.

Votes Required For Proposals: To elect the Class II directors, a plurality of votes cast is required. To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm, a majority of votes cast is required.

Routine And Non-Routine Proposals: New York Stock Exchange (NYSE) rules determine whether proposals presented at stockholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without voting instructions from the owner.

If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

Under current New York Stock Exchange rules, the election of directors and ratification of the independent public accounting firm are routine items. On October 24, 2006, the New York Stock Exchange filed with the SEC a proposed amendment of NYSE Rule 452 and of corresponding NYSE Listed Company Manual Section 402.08 that would eliminate broker discretionary voting on the election of directors of shares held in client accounts when the broker has not timely received voting instructions from the client. The proposed amendment was to be applicable to proxy voting by NYSE member-firm brokers with respect to stockholder meetings held on or after January 1, 2008, but has not been implemented and still is subject to approval by the SEC.

Broker Vote: If you hold your shares in a bank or brokerage account, you should be aware that if you fail to instruct your bank or broker how to vote within 10 days of the meeting, the bank or broker is permitted to vote your shares in its discretion on your behalf on routine items. While banks and brokers have historically cast their votes on routine items in support of management in the absence of instructions from their clients, some firms are now casting uninstructed votes in the same proportion as their clients’ instructed votes. Thus, if you want to assure that your shares are voted in accordance with your wishes on Items 1 and 2, the routine matters in this proxy statement, you should complete and return your voting instruction form before May 11, 2008.

How We Count Votes:

•	In determining whether we have a quorum, we count abstentions and broker non-votes, if any, as present and entitled to vote.

•

In counting votes on the election of directors, we do not count abstentions or broker non-votes, if any, as votes cast for the election of directors, but we do count votes withheld for one or more nominees as votes cast.

•

In counting votes on the ratification of the independent public accounting firm, we do not count abstentions or broker non-votes, if any, as votes cast for ratification of the independent registered public accounting firm.

CORPORATE GOVERNANCE

Our business is managed by the company’s employees under the direction and oversight of the board of directors. Except for Mr. Leonard and Mr. Fornaro, none of our board members is an employee of the company. The board limits membership of the audit committee, compensation committee, and nominating and corporate governance committee to independent non-management directors. We keep board members informed of our business through discussions with management, materials we provide to them, visits to our offices and facilities, and their participation in board and board committee meetings.

The board of directors has adopted charters for each of the audit, compensation, and nominating and corporate governance committees. The board also has adopted the company’s code of conduct and ethics for directors and employees, to which our principal executive officer, principal financial officer, and principal accounting officer are subject. The charters and the code provide a framework for the governance of the company.

Complete copies of the charters and the code, as well as other corporate governance guidelines, as in effect from time-to-time, may be found on the company’s investor relations website at www.airtran.com. Copies of these materials are also available without charge upon written request to the corporate secretary of the company.

The board intends to review the company’s corporate governance principles, charters, code and other aspects of governance annually, or more often if necessary, to remain current in all aspects of corporate governance. The board also has adopted a policy to self-evaluate its performance and that of each of its committees on an annual basis.

Summary of Corporate Governance Principles

Independence

We require that a majority of the board of directors consist of independent, non-management directors, who also meet the criteria for independence required by the New York Stock Exchange. Under such rules, a director is independent if he or she does not have a material relationship with the company. Our board annually evaluates each board member’s independence.

The board of directors has determined that as of March 24, 2008, eight of the company’s ten incumbent directors are independent, including under NYSE guidelines: Ms. Biggins and Messrs. Chapman, D’Aloia, Drummond, Fielder, Jordan, Michas, and Usery. The two management directors, Mr. Leonard and Mr. Fornaro, continue to participate in the board’s activities and provide valuable insights and advice. Each member of our audit, compensation, and nominating and corporate governance committees is an independent director both under the general definition for board independence as well as any separate independence criteria for service on the applicable committee whether required by the SEC, the New York Stock Exchange or AirTran. Independence requirements for committee service are set forth in the respective committee charters.

Under our corporate governance guidelines, our non-management directors meet quarterly outside of the presence of the management members of our board. The meeting of non-management board members will be chaired by one of the independent members of our board and the chairperson of those meetings will rotate among all independent members of our board based on seniority on our board. The chairperson of each of the next four scheduled meetings will be: Ms. Biggins (May 2008), Mr. Drummond (July 2008), Mr. Fiedler (October 2008) and Mr. D’Aloia (January 2009).

Stock Ownership

Director Share Ownership

The company believes that each director should have a personal investment in the company. Each non-management director (or future non-management director, as the case may be) is required to own at least five thousand (5,000) shares of AirTran common stock within three years of the date of his or her election to the board. Each of our directors with three or more years of service on the board meets our director share ownership requirements. Each non-management director (or future non-management director, as the case may be) must maintain ownership of such number of shares of common stock until such non-management director ceases to serve as a member of the board.

Management Share Ownership

The company believes that each officer should have a personal investment in the company. In July 2006, the compensation committee recommended and the board of directors adopted changes to the compensation committee charter allowing the compensation committee to establish stock ownership policies for the company’s officers in addition to the director share ownership policy (which likewise is set and administered by the compensation committee). By July 25, 2009, “senior officers” must hold ten thousand (10,000) shares of common stock and “junior officers” must hold five thousand (5,000) shares of common stock. Future new, or newly promoted, officers must meet the requirements within three years of election or appointment to their position. The company’s senior officers are its chief executive officer, president and each senior vice president. Each of its other ten officers, none of whom are executive officers for purposes of applicable SEC rules, are junior officers. Each of the chair of the compensation committee and the company’s chief executive officer may waive or otherwise limit the policy based on hardship, provided that any such action by the chief executive officer must be promptly reported to the chair of the compensation committee.

Annual Meeting Attendance

The board of directors encourages all its members to attend the annual meeting of stockholders. In May 2007, all incumbent director nominees were present at the annual meeting of stockholders.

Communications by and with Directors

Non-management directors have access to individual members of management and to other employees of the company on a confidential basis. Directors also have access to company records and files and directors may contact other directors without informing company management of the purpose or even the fact of such contact.

The board of directors has provided the means by which either stockholders, employees or other interested parties may send communications to the board or to individual members of the board. Such communications, whether by letter, e-mail or telephone, should be directed to the general counsel of the company who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the general counsel or his designee, may not be forwarded to the directors.

Independent members of our board may be contacted by letter directed to the named member in care of AirTran Airways, Inc., Office of the General Counsel and Corporate Secretary, 9955 AirTran Boulevard, Orlando, Florida 32827. The communication will be sent on to the addressee by our general counsel’s office.

If a stockholder wishes to communicate to the chairperson of the audit committee about a concern relating to the company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the chairperson of the audit committee in care of the company’s general counsel at the company’s headquarters address. If the concern relates to the company’s governance practices, business ethics or corporate conduct, the concern likewise should be submitted in writing to the chairperson of the ethics committee in care of the company’s general counsel at the company’s headquarters address. If the stockholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the company’s general counsel.

Conduct and Ethics

Our code of conduct and ethics, applicable to all employees as well as board members, as in effect from time to time, may be found on our web site, www.airtran.com. A printed copy of the code of conduct and ethics will be sent by mail to stockholders upon written request to the Office of the General Counsel at the above address. Members of our board are required to certify compliance with our code of conduct and ethics. Any amendment to or waiver of our code of conduct and ethics for any board member, the chief executive officer, the chief financial officer as well as any other officer and our comptroller and other accounting officer will be disclosed on our website, www.airtran.com.

We have an ethics committee to respond to situations not covered by our code of conduct and ethics and questions concerning the matters addressed therein. The ethics committee is presently chaired by J. Veronica Biggins, an independent board member who also serves on the audit and compensation committees.

Our code of conduct and ethics provides a procedure by which employees and others may directly or anonymously, through a secure 800 phone number or by way of an email contact, inform members of our ethics committee of any alleged violation of our code of conduct and ethics, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action.

The company’s “whistleblower” policy prohibits the company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Office of the General Counsel at the company’s headquarters or by telephone at 1-888-580-0050. The general counsel or his designee will refer the concern to either the chairperson of the ethics committee or the chairperson of the audit committee who will ensure that the matter is properly investigated.

Approval of Related Party Transactions

The company is subject to a variety of prohibitions on, or approval procedures with respect to, related party transactions.

First, the company is subject to certain New York Stock Exchange requirements which require stockholder approval of certain related party transactions.

Second, the company’s code of conduct and ethics prohibits a variety of related party transactions which could give rise to a conflict of interest. Where a related party transaction is prohibited by the code of conduct and ethics, any waivers must be approved by the company’s ethics committee, or, in the case of a request from a member of the board of directors and/or an executive officer must be approved by the audit committee, with such action reported to the company’s independent directors. In the event of a related party transaction that falls outside of the express provisions of the company’s code of conduct and ethics, directors and/or executive officers are encouraged to obtain approval in advance from the audit committee.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of March 24, 2008 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by each director, by each nominee for election as a director, by each “named executive officer,” by all executive officers and directors as a group and by each person known by us to be a beneficial owner of more than 5% of our outstanding common stock. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Shares Outstanding(3)
J. Veronica Biggins(4)	27,337	*
Don L. Chapman(5)	65,000	*
G. Peter D’Aloia(6)	8,000	*
Jere A. Drummond(7)	23,500	*
John F. Fiedler(8)	10,200	*
Robert L. Fornaro(9)	880,229	*
Stanley J. Gadek(10)	98,001	*
Lewis H. Jordan(11)	47,217	*
Stephen J. Kolski(12)	231,832	*
Joseph B. Leonard(13)	838,086	*
Alexis P. Michas(14)	5,000	*
Richard P. Magurno(15)	361,332	*
Alfred J. Smith, III (16)	180,367	*
William J. Usery, Jr.(17)	45,000	*
All executive officers and directors as a group ([14] persons)(18)	2,821,101	3.1
Citadel Limited Partnership(19)	5,104,072	5.5
Farallon Capital Partners, L.P.(20)	6,820,000	7.4
Fidelity Management(21)	11,057,007	12.0
Goldman Sachs Asset Management, L.P.(22)	5,026,862	5.4
Par Investment Partners, L.P.(23)	4,701,600	5.1
Wellington Management Company(24)	7,781,000	8.4

*	Less than 1%
(1)	The address of the named director or officer is c/o AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827.
(2)	Information with respect to beneficial ownership is based upon information furnished by each owner unless otherwise indicated. None of the shares beneficially owned by the named officers and directors are the subject of any pledge agreement or arrangement or margin account.
(3)	The percent of our outstanding common stock owned is determined by assuming that, in each case, the person only, or group only, exercised his, her or its rights to purchase all shares of our common stock underlying stock options, convertible notes and warrants held by such person that are exercisable or convertible as of March 24, 2008, or that will become exercisable or convertible within 60 days after that date.
(4)	Ms. Biggins’ ownership information includes options to purchase 15,000 shares of our common stock, all of which options are currently exercisable, 3,000 shares of unvested restricted stock and 100 shares of stock indirectly owned by her.
(5)	Mr. Chapman’s ownership information includes options to purchase 25,000 shares of our common stock, all of which options are currently exercisable, and 3,000 shares of unvested restricted stock.
(6)	Mr. D’Aloia’s ownership information includes 3,000 shares of unvested restricted stock.

(7)	Mr. Drummond’s ownership information includes 4,500 shares which are owned by his wife, options to purchase 10,000 shares of our common stock, all of which options are currently exercisable, and 3,000 shares of unvested restricted stock.
(8)	Mr. Fiedler’s ownership information includes options to purchase 5,000 shares of our common stock, all of which options are currently exercisable, and 3,000 shares of unvested restricted stock.
(9)	Mr. Fornaro’s ownership information includes options to purchase 237,359 shares of our common stock, all of which options are currently exercisable, and 420,000 shares of unvested restricted stock.
(10)	Mr. Gadek’s ownership information includes options to purchase 52,000 shares of our common stock, all of which options are currently exercisable.
(11)	Mr. Jordan’s ownership information includes options to purchase 30,000 shares of our common stock, all of which options are currently exercisable, and 3,000 shares of unvested restricted stock.
(12)	Mr. Kolski’s ownership information includes 2,150 shares which are owned pursuant to a stock purchase plan and options to purchase 125,000 shares of our common stock, all of which options are currently exercisable, and 70,999 shares of unvested restricted stock.
(13)	Mr. Leonard’s ownership information includes options to purchase 838,086 shares of our common stock, all of which options are currently exercisable.
(14)	Mr. Michas’ ownership information includes 3,000 shares of unvested restricted stock.
(15)	Mr. Magurno’s ownership information includes options to purchase 258,000 shares of our common stock, all of which options are currently exercisable, and 40,999 shares of unvested restricted stock.
(16)	Mr. Smith’s ownership information includes options to purchase 113,334 shares of our common stock, all of which options are currently exercisable, and 40,999 shares of unvested restricted stock.
(17)	Mr. Usery’s ownership information includes options to purchase 15,000 shares of our common stock, all which options are currently exercisable, and 3,000 shares of unvested restricted stock.
(18)	Includes options to purchase an aggregate of 2,862,100 shares of our common stock, all of which options are currently exercisable.
(19)

Ownership consists of shares of our common stock beneficially owned by Citadel Limited Partnership, Citadel Investment Group, LLC, Kenneth Griffin, Citadel Equity Fund Ltd. and Citadel Derivatives Group LLC (collectively “Citadel”), as disclosed on Citadel’s joint Schedule 13G, dated April 10, 2007, as filed with the SEC. Citadel reports that it has shared voting and dispositive power with respect to 5,104,092 shares. The address of Citadel is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60303.

(20)	Ownership consists of shares of our common stock beneficially owned by Farallon Capital Partners, L.P. (shared voting and dispositive power with respect to 1,422,700 shares), Farallon Capital Institutional Partners, L.P. (shared voting and dispositive power with respect to 710,700 shares), Farallon Capital Institutional Partners II, L.P. (shared voting and dispositive power with respect to 88,800 shares), Farallon Capital Institutional Partners III, L.P. (shared voting and dispositive power with respect to 55,000 shares), Tinicum Partners L.P. (shared voting and dispositive power with respect to 52,000 shares), Farallon Capital Offshore Investors II, L.P. (shared voting and dispositive power with respect to 1,425,000 shares), Farallon Capital Management, LLC (shared voting and dispositive power with respect to 3,065,800 shares), Farallon Partners, LLC (shared voting and dispositive power with respect to 3,754,200 shares) (collectively “Fallon”) and Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Paut, Rajov A. Patel, Dereh C. Schner, Andrew J.M. Spokes, Thomas F. Steyer, Mark C. Wehrly (collectively the “Farallon Managers”), as disclosed in its joint Schedule 13G, dated December 31, 2007, as filed with the SEC. The Farallon Managers, excluding Chun R. Ding, report shared voting and dispositive power with respect to 6,820,000 shares. The address for Farallon is c/o Farallon Capital Management, LLC, One Maritime Plaza, Suite 2100, San Francisco, California 94111.
(21)	Ownership consists of shares of our common stock beneficially owned by Fidelity Management and Research Company, Fidelity Management Trust Company and Fidelity International, Limited (collectively, “Fidelity”), in its capacity as an investment advisor, as disclosed on its joint Schedule 13G/A, dated February 14, 2007, as filed with the SEC. Fidelity reports that sole dispositive power resides in Edward D. Johnson, III and FMR Corp., the parent company of Fidelity. The address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(22)	Ownership consists of shares of our common stock beneficially owned by Goldman Sachs Asset Management, L.P. (“Goldman”), as disclosed on its Schedule 13G, dated December 31, 2007, as filed with the SEC. Goldman reports that it has sole voting power with respect to 4,639,266 shares and sole dispositive power with respect to 5,026,862 shares. The address of Goldman is 32 Old Slip, New York, New York 10005.
(23)	Ownership consists of shares of our common stock beneficially owned by Par Investment Partners, L.P., Par Group, L.P., Par Capital Management, Inc. (collectively “Par Management), as disclosed on its joint Schedule 13G, dated January 11, 2008, as filed with the SEC. Par Management reports that it has sole dispositive power with respect to 4,701,600 shares. The address of Par Management is One International Place, Suite 2401, Boston, Massachusetts 02110.
(24)	Ownership consists of shares of our common stock beneficially owned by Wellington Trust Company, NA and Wellington Management Company, LLP (collectively “Wellington”), in its capacity as an investment advisor, as disclosed on its joint Schedule 13G/A, dated February 14, 2007, as filed with the SEC. Wellington reports that it has shared voting power with respect to 4,640,000 shares and shared investment power as to 7,781,000 shares. The address of Wellington is 75 State Street, Boston, Massachusetts 02109.

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws provide for a board of directors with staggered terms and for a board consisting of not less than three, nor more than fourteen, directors. The number of directors has been set at nine for the ensuing year, pending selection of a successor to a retiring director as discussed below. Each year, at least 33% of the members of our board of directors are to be elected for a term of three years and until their successors are elected and qualified.

Our board of directors is divided into three classes. The terms of our Class II directors, currently, G. Peter D’Aloia, Jere A. Drummond, John F. Fiedler and William J. Usery expire at the 2008 annual meeting upon the election of their successors. Three of our Class II directors, G. Peter D’Aloia, Jere A. Drummond and John F. Fiedler, have been nominated for re-election to our board of directors for a three-year term expiring in 2011. Mr. Usery has decided to retire from the board, effective as of the 2008 annual meeting. As of the date of this proxy, we are still in the process of selecting a candidate to replace Mr. Usery.

We have determined that J. Veronica Biggins, Don L. Chapman, G. Peter D’Aloia, Jere A. Drummond, John F. Fiedler, Lewis Jordan and Alexis P. Michas qualify as independent directors under the New York Stock Exchange rules.

It is the intention of the persons named in the proxy form to vote for the election of all nominees unless otherwise instructed. If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

The board of directors unanimously recommends a vote FOR the election of G. Peter D’Aloia, Jere A. Drummond and John F. Fiedler as Class II directors of the company for a three-year term.

Identification of Directors and Executive Officers

The following table contains the name, age and position with our company of each of our current executive officers and directors, including nominees for director. Their respective backgrounds are described in the text following the table.

	Age	Position
Joseph B. Leonard	64	Chairman of the Board, Director
Robert L. Fornaro	55	Chief Executive Officer, President and Director
Stephen J. Kolski	67	Executive Vice President—Operations and Corporate Affairs
Richard P. Magurno	64	Senior Vice President, General Counsel and Secretary
Alfred J. Smith, III	56	Senior Vice President—Customer Service of our Operating Subsidiary
J. Veronica Biggins	61	Director
Don L. Chapman	68	Director
G. Peter D’Aloia	62	Director
Jere A. Drummond	68	Director
John F. Fiedler	69	Director
Lewis H. Jordan	63	Director
Alexis P. Michas	50	Director

Executive Officers

Joseph B. Leonard joined us in January 1999 as our chairman of the board, president and chief executive officer, but relinquished his position as president in January 2001 and his position as chief executive officer in October of 2007. Mr. Leonard continues to serve as our chairman of the board. From 1993 to 1998, Mr. Leonard served in various executive capacities for AlliedSignal, Inc. and its Aerospace division, last serving as the president and chief executive officer of marketing, sales and service of AlliedSignal Aerospace and senior vice president of AlliedSignal, Inc. during 1998. From 1991 to 1993, Mr. Leonard served as executive vice president of Northwest Airlines. Prior to that, Mr. Leonard served in various executive positions for Eastern Airlines from 1984 to 1990, as assistant vice president, aircraft maintenance for American Airlines from 1982 to 1984 and in various maintenance and quality control positions for Northwest Airlines from 1969 to 1982. Mr. Leonard was elected to our board of directors pursuant to the terms of his employment agreement. Mr. Leonard also serves on the board of directors of Mueller Water Products, Inc. (since 2007). Mr. Leonard is a Class I director whose term expires in 2009.

Robert L. Fornaro joined us in March 1999 as president of our operating subsidiary and has also served as the president of our company since January 2001. Mr. Fornaro was designated as our chief operating officer in March 2001 and as our chief executive officer in November of 2007, at which time he relinquished the chief operating officer title. Mr. Fornaro also served as our chief financial officer from June 1999 until August 2000. From February 1998 until March 1999, he served as a consultant in the airline industry. From 1992 to February 1998, Mr. Fornaro served as senior vice president-planning for US Airways. Prior to that, he served as senior vice president-marketing planning at Northwest Airlines from 1988 to 1992. Mr. Fornaro is a Class III director whose term expires in 2010.

Stephen J. Kolski was named Executive Vice President Operations and Corporate Affairs of our operating subsidiary in January of 2008. Prior to that time he had served as senior vice president-operations since he joined us in March 1999. From 1995 until March 1999, he served as a consultant in the aerospace industry. From 1993 to 1995, he served as a director, president and chief operating officer of ATX, Inc. From 1990 to 1993, Mr. Kolski served as president and chief operating officer of Continental Express. From 1966 to 1990, Mr. Kolski held various management positions with responsibilities over flight operations, aircraft maintenance and collective bargaining negotiations for National Airlines (1966 to 1980), New York Air which he co-founded (1980 to 1987) and Eastern Airlines (1987 to 1990).

Richard P. Magurno joined us in August 2000 as senior vice president, general counsel and secretary. From 1998 until August 2000, Mr. Magurno operated a private aviation consulting practice. From 1994 until 1998, Mr. Magurno served as senior vice president and general counsel for Trans World Airlines. From 1989 until 1994, he served as a partner in the law firm of Lord, Day & Lord, Barrett Smith in New York. Mr. Magurno spent almost 20 years with Eastern Airlines, beginning in 1970 as a staff attorney, from 1980 to 1984 as vice president-legal and from 1984 to 1988 as senior vice president, general counsel and secretary.

Alfred J. Smith, III joined us in April 2002 as senior vice president-customer service of our operating subsidiary. Prior to joining us, Mr. Smith spent over nine years at Northwest Airlines as vice president of global operations for the cargo division as well as vice president of customer service for the Minneapolis/St. Paul hub. Prior to joining Northwest, Mr. Smith was director of customer service at Midway Airlines, responsible for airport operations, in-flight service and customer relations. Mr. Smith also previously held various management positions at Eastern Airlines.

Nominees for Election as Directors for a Three-Year Term Expiring in 2011

G. Peter D’Aloia is a Class II director whose term expires in 2008. He has served on our board since 2004. Since February of 2000, Mr. D’Aloia has served as senior vice president and chief financial officer of Trane Corporation (previously known as American Standard Companies), a global, diversified manufacturer of air conditioning systems and services. Prior to joining American Standard Companies, Mr. D’Aloia served over a twenty-seven year period in various executive capacities at Allied Signal, Inc. and its successor company Honeywell International, Inc., most recently serving as vice president–business development. Among the positions that he held are vice president–taxes, vice president and treasurer, vice president and controller, and vice president and chief financial officer for the engineered materials sector of Allied Signal. Mr. D’Aloia also serves on the boards of directors of FMC Corporation (since 2002) and WABCO Holdings, Inc. (since 2007).

Jere A. Drummond is a Class II director whose term expires in 2008. He has served on our board of directors since 2002. Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. From January 2000 until December 2001, he served as vice chairman of BellSouth Corporation. From January 1998 until December 1999, he was president and chief executive officer of the BellSouth Communications Group. Prior to that, Mr. Drummond served as president and chief executive officer of BellSouth Telecommunications, Inc., BellSouth’s local telephone service unit and largest subsidiary. Mr. Drummond also serves on the boards of directors of Borg Warner, Inc., (since 1996), Centillium Communications (since 2000) and Science Applications International Corporation (since 2004).

John F. Fiedler is a Class II director whose term expires in 2008. He has served on our board of directors since 2003. Mr. Fiedler is the retired chairman of the board of Borg Warner, an automotive component supplier. He also served as chief executive officer of Borg Warner from 1994 until February 2003. Mr. Fiedler served in various capacities with Goodyear Tire & Rubber Company from 1964 until 1994, last serving as its executive vice president and president of its North American Tire division. Mr. Fiedler also serves on the boards of directors of Mohawk Industries, Inc. (since 2002), Snap-On Inc. (since 2004) and WABCO Holdings, Inc. (since 2007).

Continuing Directors

Don L. Chapman has served on our board of directors since 1994. Mr. Chapman has served as chairman of ChapCo Investments, LLC, an investment company, since March 2005. From March 2000 until January 2001, Mr. Chapman also served as president and chief executive officer of Legacy Capital Investments, an investment advisory company. From March 1999 until April 2000, Mr. Chapman served as president of S&S Tug Manufacturing Company, a ground support equipment manufacturer which acquired that business from Tug Manufacturing Corporation. For more than five years prior to March 1999, Mr. Chapman was Chief Executive Officer and Principal of Tug Manufacturing Corporation. He served as chief executive officer of Opti World, Inc., an optical superstore chain, from 1983 (when he founded that company) until 1995. Mr. Chapman is a Class I director whose term expires in 2009.

Lewis H. Jordan has served on our board of directors since 1993. Mr. Jordan is the owner and principal officer of Wingspread Enterprises, an investment and consulting firm which he founded in August 1997 and is also involved in other passive investment activities. Mr. Jordan served as our president and chief operating officer from June 1993 until November 1997. Until November 1996, Mr. Jordan also served as president and chief operating officer of our operating subsidiary. He served as president and chief operating officer and as a director of Continental Airlines from 1991 to 1993 and served as executive vice president of that company from 1986 to 1991. Mr. Jordan is a Class I director whose term expires in 2009.

Joseph B. Leonard is a Class I director whose term expires in 2009. As a current executive officer of our company, Mr. Leonard’s background is described above.

J. Veronica Biggins has served on our board of directors since 2001. Ms. Biggins since 2007 has been a partner in HNCL Search, an executive search firm. From 1995 to 2007 she was a senior partner of Heidrick & Struggles International. Ms. Biggins also serves on the boards of directors of Avnet Corporation (since 1997) and Zep, Inc. (since 2007). Ms. Biggins is a Class III director whose term expires in 2010.

Robert L. Fornaro is a Class III director whose term expires in 2010. As an executive officer of our company, Mr. Fornaro’s background is described above.

Alexis P. Michas has served on AirTran’s board of directors since May 2006. Since 1994, Mr. Michas, has been the Managing Partner of Stonington Partners, Inc., a private investment firm. Prior to joining Stonington Partners, Inc., Mr. Michas was a Partner of Merrill Lynch Capital Partners, Inc., a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994. Mr. Michas was also a Managing Director of the Investment

Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College in 1976, and he received a Master’s in Business Administration from Harvard Business School in 1984. Mr. Michas also serves on the boards of directors of BorgWarner, Inc. (since 1993), Perkin Elmer, Inc. (since 2001) and Lincoln Educational Services Corporation (since 1999). Mr. Michas is a Class III director whose term expires in 2010.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings

The board of directors held seven meetings during 2007. All of our directors attended 75% or more of the meetings of the board and board committees on which they served in 2007.

Committees of the Board of Directors—Overview

We have a standing audit committee, compensation committee and nominating and corporate governance committee. The charter for each committee, as in effect from time to time, may be found on our website, www.airtran.com. All of our committees are comprised solely of independent directors, consistent with the independence standards defined or required by one or more of the SEC, the New York Stock Exchange and AirTran.

Each committee has the right to retain its own legal and other advisors.

Membership On Board Committees

This table lists our three board committees, the directors who served on them as of the end of 2007 and the number of committee meetings held in 2007:

Name	Audit	Compensation	Nominating & Corporate Governance
Ms. Biggins	•	C
Mr. Chapman	C		•
Mr. D’Aloia	•		•
Mr. Drummond		•
Mr. Fiedler	•		C
Mr. Michas		•
Mr. Usery		•	•
2007 Meetings	7	6	3
C = Chair • = Member

Audit Committee

The purpose of our audit committee is to assist our board of directors in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements and the independence and performance of our internal and external auditors. Under its charter, the responsibilities of our audit committee include:

•	review the performance of and appoint or terminate the independent registered public accounting firm;

•	review and discuss with management and the independent registered public accountants the financial statements to be included in our annual report on Form 10-K for filing with the SEC;

•	review and approve the engagement of our independent registered public accountants for non-audit services prior to any such engagement;

•

discuss with the independent registered public accountants the conduct of the audit, the adequacy and effectiveness of our accounting and financial controls and the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence;

•	meet separately with the independent registered public accountants and with our internal auditors, as well as our management, to discuss the results of their audits;

•	review and discuss with management and the independent registered public accountants our interim financial statements as included in our quarterly reports;

•	report to our board of directors its conclusions with respect to the matters that our audit committee has considered; and

•	review and reassess the adequacy of the audit committee charter and recommend any proposed changes to our board of directors for approval.

Our audit committee has adopted a procedure to receive allegations on any fraudulent accounting issues through a toll-free telephone number and email as set out in our code of conduct and ethics.

Pursuant to its charter, our audit committee is comprised of at least three members appointed by our board of directors, each of whom must satisfy the membership requirements of independence and financial literacy. Currently, all of the audit committee members meet the New York Stock Exchange and SEC requirements of independence. We have determined that Mr. Chapman and Mr. D’Aloia each are audit committee financial experts.

Compensation Committee

Responsibilities

The compensation committee is responsible to AirTran’s board of directors and to stockholders for approving compensation awarded to all executive officers of the company. The committee authorizes all awards under AirTran’s equity-based compensation plans and operates under a written charter adopted by the board. The compensation committee charter sets forth the duties and responsibilities of the committee. The committee periodically reviews the terms of the charter, usually on an annual basis. Under the current charter, the compensation committee has the power and authority of the board to perform and performs the following duties and responsibilities:

•

develop guidelines and, on an annual basis, review the compensation and performance of the company’s officers, review and approve corporate goals relevant to the compensation of the chief executive officer, evaluate the chief executive officer’s performance in light of these goals and objectives, set the chief executive officer’s compensation based on this evaluation, evaluate the performance of the company’s senior executive officers and approve their annual compensation and produce an annual report on executive compensation for inclusion in the company’s annual proxy statement, in accordance with all applicable rules and regulations;

•

make recommendations to the board with respect to incentive compensation plans and equity-based plans, and administer such plans by establishing criteria for the granting of restricted stock, options, or other securities to the company’s officers and other employees and reviewing and approving the granting of securities in accordance with such criteria;

•	review and approve employment contracts, change of control provisions, and other agreements;

•	review and approve plans for managerial succession of the company;

•

review director compensation levels and practices, and recommend to the board, from time to time, changes in such compensation levels and practices (including retainers, committee fees, stock options and other similar items as appropriate);

•	review and reassess the adequacy of the compensation committee charter and recommend any proposed changes to our board of directors for approval; and

•	perform any other activities consistent with the compensation committee charter, the company’s bylaws, and governing law as the compensation committee or the board deem appropriate.

Composition; Independence; Compensation Committee Interlocks and Insider Participation

As set forth in the table above, our compensation committee currently consists of J. Veronica Biggins, Jere A. Drummond, Alexis P. Michas and William J. Usery, Jr. The compensation committee is composed entirely of independent members of the board of directors. All four members of the compensation committee are independent, as defined in Section 121(A) of the New York Stock Exchange’s listing standards. At least two members of the compensation committee are also required to qualify as “outside directors” (as such term is defined under Section 162(m) of the Internal Revenue Code and the regulations thereunder) if any award or payment under any compensation or benefit plan administered by the compensation committee would be subject to the deduction limitation under Section 162(m) of the Internal Revenue Code. Each member of the compensation committee qualifies as an outside director for such purpose. No member of the committee is a current or former employee or officer of the company or any of its affiliates.

Compensation Review Process; Management Participation in Compensation Determinations; Delegation of Authority

The compensation of our executive officers is determined by the compensation committee of our board of directors on an annual basis subject to the provisions of employment agreements or executive benefit agreements. Our compensation committee considers all elements of compensation in making its determinations. With respect to those executive officers who do not serve on our board of directors, our compensation committee also considers the recommendations of our chairman of the board and chief executive officer. The committee meets at various times during the year, and it also considers and takes action by written consent. The committee chair reports on committee actions and recommendations at board meetings.

Once a year, generally in the summer, the compensation committee conducts a comprehensive review of the company’s executive compensation program (the “Compensation Review”). The Compensation Review may include (A) an internal report evaluating executive compensation throughout the company to review consistency and program effectiveness and (B) a report evaluating the competitiveness of executive compensation at the company relative to other major airlines and public corporations employing similar executive talent, which report may be internally generated or produced by outside consultants. As part of the evaluation process, the committee considers the recommendations of management, particularly the recommendation of the company’s chief executive officer, in setting the compensation of the company’s named executive officers.

Under 2007 amendments to the 2002 Long-Term Incentive Plan, the board may, at any time and from time to time, with respect to such plan establish a committee (the “discretionary action committee”) consisting of not more than two members of the board who also may be employees of the company. Members of the discretionary action committee will serve at the pleasure of the board, which has the power at any time to remove members from the discretionary action committee. Any discretionary action committee will have the authority, without the necessity of obtaining the compensation committee’s approval, to grant awards of non-qualified stock options and/or restricted stock to any employee so long as such employee is not an executive officer or director of the company, the award is not made in connection with or in anticipation of the employee becoming an executive officer or director, and the employee is not an immediate family member of any executive officer or director. The maximum number of awards that in any fiscal year may be granted by the discretionary action committee pursuant to this power cannot exceed 75,000 non-qualified stock options and shares of restricted stock, in the aggregate, to all participants or 15,000 non-qualified stock options and shares of restricted stock, in the aggregate, to any individual participant, or such lesser amounts as may be fixed from time to time by the board

(or the compensation committee acting pursuant to delegated authority from the board). A summary of all actions taken by the discretionary action committee will be provided to the chairman of the compensation committee on a quarterly basis. All further administration of awards are left to the board or compensation committee.

The purpose of such delegation of authority is to allow for prompt action with respect to small awards where the size of the award and the identity of the recipient do not warrant a special meeting by the compensation committee. AirTran believes this procedure will enhance its ability to act promptly on employment matters, while also ensuring strict compliance with all applicable rules with respect to the award of equity compensation and avoid any unintended situations with respect to the timing of awards.

AirTran’s legal department, its corporate secretary, and the compensation and benefits group in AirTran’s human resources (HR) department also support the compensation committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering AirTran’s compensation programs.

Compensation Consultant

In addition, the committee has the authority to engage and in the past has utilized the services of outside advisers, experts and others to assist the committee, including to provide it with comparative data. The committee expects to continue to utilize outside consultants as and when the committee deems warranted.

During 2006 and 2007 the compensation committee engaged Mercer Human Resource Consulting, or Mercer, to advise it on a number of matters. In mid-2006, Mercer evaluated the competitiveness of AirTran’s current compensation programs. Mercer benchmarked the company’s compensation for certain members of AirTran’s management team against an eight member (including AirTran) industry group, as well as relative to an eight member (excluding AirTran) group of transportation companies that were determined to be similar to AirTran in size and rate of growth over a three-year growth period ending in 2005. The industry group was composed of: Southwest Airlines, Alaska Air Group, Inc., US Airways Group, Inc., JetBlue Airways Corp., Frontier Airlines Holding, Midwest Air Group, Inc. and Hawaiian Holdings, Inc. The non-industry group included: Alexander & Baldwin Line, Inc., Dollar Thrifty Automotive Group, Inc., EGL, Inc., Expeditors International of Washington, Inc., Knight Transportation, Inc., Landstar System, Inc. and Old Dominion Freight Line, Inc.

The decision to look at expanded benchmarks reflected the fact that most of the airline industry group members have not performed at a level similar to AirTran’s profitability, growth rate, and operational results. The study focused on senior vice president compensation and junior officer compensation. The compensation committee did not make any mid-year adjustments to the compensation structure; although, base salary rates were increased based on the study in July 2006. The compensation committee considered the report as part of its deliberations on compensation in 2007.

During 2007 and 2008, the company also retained Willis to assist in the preparation or compilation of selected compensation information disclosed in the company’s proxy materials.

Nominating and Corporate Governance Committee

The responsibilities of our nominating and corporate governance committee are to:

•	identify qualified candidates to serve as director and recommend to our board of directors nominees for director;

•	lead our board of directors in its annual review of our board’s performance;

•	recommend to our board of directors nominees for each committee of our board of directors;

•	oversee the annual process of evaluation of the performance of our management; and

•	develop and recommend to our board of directors corporate governance guidelines.

Stockholder Nominations

AirTran’s nominating and corporate governance committee will consider stockholder nominees for the board of directors, particularly those proposed by large, long-term investors, under a procedure requiring a written submission, no later than January 1 of each year, of a nomination to the committee through the office of the company’s secretary. The written submission should include a detailed resume and evidence that the nominee satisfies the minimum criteria for selection identified below and in the committee’s charter as available on the company’s website, www.airtran.com. Candidates may be interviewed by the chairman of the board of directors and one or more members of the committee. The committee will apply the same standards in considering director candidates recommended by the stockholders as it applies to other candidates, although the committee may consider whether any stockholder nomination has been made in connection with a potential change of control and an assessment made by the board of directors as to whether any such change is in the best interests of the company and its stockholders. No recommendations for nomination to the board were received from any stockholder or group of stockholders of AirTran holding more than 5% of AirTran’s common stock for at least one year.

In identifying director candidates, the company’s nominating and corporate governance committee will evaluate and consider desired board member skills and attributes including applicable legal and regulatory definitions of independence, the criteria set forth in the company’s corporate governance guidelines and other criteria including, but not limited to diversity of background, personal integrity and judgment, age, skills and experience, professional prominence, concern for the interests of the company’s stockholders, the number of other public companies for which the person serves as a director, the availability of the person’s time, their commitment to the company, knowledge of a major geographical area served by the company and the current state of the company and the airline industry, all in the context of the needs of the board of directors at that point in time.

Director Share Ownership

AirTran believes that each director should have a personal investment in the company. Each non-management director (or future non-management director, as the case may be) is required to own at least five thousand (5,000) shares of AirTran common stock within three years of the date of his or her election to the board. Each of our directors with three or more years of service on the board meets our director share ownership requirements. Each non-management director (or future non-management director, as the case may be) must maintain ownership of such number of shares of common stock until such non-management director ceases to serve as a member of the board.

COMPENSATION OF DIRECTORS

Outside Directors

The board believes that the compensation of non-management directors should be set at a level which is sufficient to attract talented and diverse individuals to serve on the company’s board of directors while, at the same time, reflecting AirTran’s status as a low cost carrier and avoiding compensation levels where the level of compensation might present the appearance of a potential lack of director independence. The board is currently reviewing whether compensation levels for outside directors are sufficiently robust to accomplish the company’s objectives.

Management Directors

We do not pay directors who are also our employees any additional compensation for serving as a director, other than customary reimbursement of expenses.

Director Compensation for Fiscal Year 2007

The following chart discloses the compensation of each non-management director for the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)(4)	Totals ($)
J. Veronica Biggins	58,500	36,390	N/A	—	N/A	9,955	104,845
Don L. Chapman	58,500	36,390	N/A	—	N/A	1,567	96,457
G. Peter D’Aloia	49,500	36,390	N/A	—	N/A	1,106	86,996
Jere A. Drummond	46,500	36,390	N/A	—	N/A	1,382	84,272
John F. Fiedler	65,000	36,390	N/A	—	N/A	1,935	103,325
Lewis H. Jordan	40,500	36,390	N/A	—	N/A	2,027	78,917
Alexis P. Michas	55,500	36,390	N/A	—	N/A	0	91,890
William J. Usery, Jr.	50,500	36,390	N/A	—	N/A	3,410	90,300

(1)	Cash Compensation. Each non-employee director receives an annual fee paid in May at the time of our annual meeting of $27,000 plus $1,000 for each of the scheduled quarterly meetings of the board for a total amount of $31,000. In addition, he or she receives $1,000 for attendance in person or by phone at additional meetings of the board of directors or for any committee meeting. The chairperson of the audit committee receives an additional $6,000 each year. Further, the chairpersons of the compensation committee and the nominating and corporate governance committees receive an additional $2,500 per year and the chairperson of the ethics committee receives an additional $1,000 per year. The chairperson of the quarterly meeting of the non-management directors receives a fee of $1,000. We also reimburse customary expenses for attending board, committee, and stockholder meetings.
(2)	Equity Compensation. Since 2007, each outside director in office as of the date of our annual meeting has received 3,000 shares of our restricted stock, which shares are granted as of the date of our annual stockholders’ meeting and which generally vest over three years of service. On May 23, 2007, each of the named non-management directors received a grant of 3,000 shares. The closing price for our common stock on such day was $12.13. The reported value of the awards has been calculated in accordance with FAS 123(R). No stock options have been awarded to the company’s non-management directors since 2003. Equity awards to non-management directors generally will vest in full in connection with any change of control of the company.
(3)	Flight Benefits. Each outside director receives travel privileges up at an aggregate value of $10,000 which allow the director and his or her immediate family members to travel on AirTran on a complementary basis. Outside directors are obligated to pay all tax liabilities associated with the value of their travel privileges which are calculated on the basis of average fares.
(4)	Prerequisites. The reported total represents the value of taxable flight benefits provided and excludes the value of all other perquisites and other personal benefits, if any, the value of which, with reported flight benefits, is less than $10,000.

The following chart lists options and restricted stock awards held by our outside directors at December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
J. Veronica Biggins	15,000	0	5.97—9.05	05/16/11—05/14/13	3,000	21,480
Don L. Chapman	35,000	0	4.47—9.05	05/21/07—05/14/13	3,000	21,480
G. Peter D’Aloia	0	0	N/A	N/A	3,000	21,480
Jere A. Drummond	10,000	0	5.97—7.65	05/15/12—05/14/13	3,000	21,480
John F. Fiedler	0	0	N/A	N/A	3,000	21,480
Lewis H. Jordan	30,000	0	4.47—9.05	05/14/08—05/14/13	3,000	21,480
Alexis P. Michas	0	0	N/A	NA	3,000	21,480
William J. Usery, Jr.	15,000	0	5.97—9.05	05/18/11—05/14/13	3,000	21,480

(1)	Based on the closing market price of the company’s common stock on December 31, 2007 of $7.16.

EXECUTIVE COMPENSATION

Compensation Disclosure and Analysis and Compensation Committee Report

Compensation Philosophy

Our company’s vision is to be among the world’s leading low-cost carriers. To maintain that vision, we must deliver financial performance consistent with that of top air carriers on-average and over-time. To do so, we must sustain and expand our customer base and provide strong leadership to both maintain and further develop highly engaged, talented employees who can deliver superior customer service and fulfill our shareholder commitments. We also believe that having executives who are strong leaders has enabled us and will continue to enable us to attract and retain superior talent, promote continued growth and demonstrate the company’s values – customer commitment, quality, integrity, teamwork, respect for people, good citizenship, a will to win and personal accountability.

Our compensation program for our executive officers (sometimes referred to as NEOs) is designed to attract, motivate and retain executives of outstanding ability and experience who are critical to the achievement of our vision. The program includes incentive compensation tied to our annual and longer-term financial and strategic objectives, thereby aligning the financial interests of our NEOs with those of our shareholders. This compensation philosophy is characterized by the following principal elements.

1. Measurable goals that promote the interests of our three key constituencies:

•    Shareholders: aligning our compensation programs with internal financial objectives for revenue and cost control;

•    Customers: increasing customer satisfaction, improving customer service and developing new markets and innovative products, while adding new customers and increasing the amount of business existing customers do with us; and

•    Employees: recruiting and retaining a highly engaged workforce that delivers superior customer service and identifying and developing diverse, exceptional talent.

2. Competitive pay practices that include appropriate performance incentives and total direct compensation opportunities, which are periodically informed by a review of the compensation practices and pay levels of a sample of low cost and legacy air carriers and other companies in other transportation industries.

3. An emphasis on long-term incentive compensation, reflecting our commitment to meet or exceed our objectives, including enhancing shareholder value, over the moderate and long term, and to retain a highly talented and experienced senior executive team to lead the company successfully in a rapidly changing industry and economic environment.

Objectives and Goals

To implement our compensation philosophy, the committee has adopted a compensation approach that is basically simple, that is designed to attract, motivate and retain qualified people capable of contributing to the growth, success and profitability of the company, and that the committee believes to be both internally equitable and externally competitive.

•    Simplicity. The committee believes that a compensation package with three major elements of compensation plus appropriate retirement benefits is the simplest approach consistent with the company’s goals. The company generally does not utilize any defined benefit plans or special personal perquisites such as private jets, payment of country club dues, company-furnished motor vehicles, motor vehicle allowances, permanent lodging or defrayment of the cost of personal entertainment. Perquisites generally are limited to air travel benefits where we or our partners fly and, in the case of the company’s chairman and its chief executive officer, to the use of motor vehicles furnished to us by one of our marketing partners which are available for personal, in addition to business, use when such officers are in Atlanta, Georgia, the location of our largest operational hub.

•    Internal Equity. Internal equity has generally been evaluated based on a subjective assessment of the relative contributions of the members of the management team. In 2007, the committee did not undertake any formal audit or similar analysis of compensation equity with respect to either Mr. Leonard or Mr. Fornaro relative to the other members of the management team or with respect to the management team relative to the company’s employees generally. However, the committee believes that the relative difference between the compensation of the company’s chairman and the company’s chief executive officer and the compensation of the company’s other executives is consistent with such differences found in the company’s airline peer group (composed for this purpose not only of other low cost carriers but also legacy carriers, one or more of which with whom AirTran competes both operationally and from time to time in personnel and other matters) and the market for executive level personnel for major public companies.

•    External Competitiveness. The committee believes it is important to management retention and morale that compensation be competitive with our competitors. That said, the committee has not established any formal comparative goals or comparative percentile rankings and has no plans to do so. Likewise, the committee looks at not only the relative compensation within the airline industry but also at the relative health and profitability of other major airline competitors, including both legacy and low cost carriers against whom executive compensation levels may be compared or contrasted. The committee may also consider compensation relative to other high growth transportation companies.

Major Compensation Components

The principal components of compensation for our executive officers are base salary, short-term incentives, generally in the form of cash bonus programs, long-term incentives, generally in the form of equity-based awards such as stock awards and stock options, and certain retirement benefits. We believe the company’s goals are best met by utilizing an approach to compensation with these three distinct elements.

•    Base Salaries. The company’s base salaries are intended to be consistent with the committee’s understanding of competitive practices, levels of executive responsibility, qualifications necessary for the particular executive position and the expertise and experience of the executive officer. Salary adjustments reflect the committee’s belief as to competitive trends, the performance of the individual and, to some extent, the overall financial condition of the company.

•    Short-Term Incentives. The short-term incentive for an executive is the opportunity to earn an annual cash bonus. The committee has concluded that bonus payments should be primarily based on the achievement of specific predetermined profit and expense control targets while a smaller portion should be discretionary based on the committee’s evaluation of an executive’s individual performance in specific quantitative and qualitative areas. Historical examples of such individual quantitative and qualitative areas have included safety, compliance, on-time, baggage handling and productivity measures, customer service, staff development and project management. We do not disclose specific profit and expense control targets or other specific quantitative or qualitative performance related factors except as required by applicable SEC rules. Such targets and information are intended as a way to allocate risk and reward by incentivising AirTran’s management. Such targets and information are not intended to be predictions or statements of fact on which any person may rely. Likewise, such targets may be subject to change, in whole or in part, based on subsequent developments or may be dependent on events or assumptions which are, either in whole or in part, beyond the control of the company or the named officer. Specific company based qualitative areas may include profitability and non-fuel expenses, typically on a cost per available seat mile basis. We also do not disclose specific targets which are based on other factors or criteria involving confidential trade secrets or confidential commercial or financial information. Because fares are generally published and air traffic data is readily available from required DOT statistics, we believe disclosure of our targets as described above, could, among other things, offer our competitors insight into our pricing and expansion plans. Accordingly, we believe we are not required to disclose the exact specifics of such targets.

Our current targets have a threshold which must be achieved before any payments are made and a maximum performance target beyond which no additional bonus amounts will be paid.

We adopted an executive incentive compensation plan in 2002 under which the company’s chief executive officer and other executives became eligible for an annual cash incentive award based on three performance criteria: (A) profitability, (B) cost control and (C) individual performance goals. In 2007, as in 2006, 50% of the potential bonus was weighted to profitability, 20% on cost control and 30% on satisfaction of the individual officer’s objectives.

Our profitability and cost control goals are intended to be challenging but achievable based on the company’s internal projections. The following table sets forth, for each year since the adoption of our annual cash incentive plan in 2002, the percentage of profitability goal achieved, the percentage of cost control goal achieved, whether or not the profitability or cost control goals were revised, and the percentage of the potential bonus pool paid.

Year	Profitability Goal Achieved	Profitability Goal Adjusted		Percent of Cost Control Goal Achieved	Cost Control Goal Adjusted		Percent of Original Potential Bonus Plan Pool Paid
2007	100%	No		100%	No		100%
2006	100%	Yes	(1)	100%	No		75%
2005	100%	No		66%	Yes	(2)	80%
2004	62%	Yes	(3)	100%	No		77%
2003	100%	No		100%	No		100%
2002	100%	No		100%	No		100%

(1)	The original goal was adjusted downward by 90% of the excess of fuel expenses above the company’s 2006 internal projections.
(2)	Goal adjusted downward to allow for above Plan distribution expenses.
(3)	Goal adjusted to account for increase of tax rate from 16% to 37% and also to adjust downward by 90% of the excess of fuel expenses above the Company’s 2006 internal projections.

Under the incentive plan for the fiscal year ended December 31, 2007, incentive bonuses from $140,000 to $662,500 were paid for the 2007 year to our executive officers who were employed during all or a portion of 2007. These bonuses were calculated in accordance with the executive incentive compensation plan targets as initially adopted in January 2007.

Historically, the compensation committee has considered adjustments to targets and bonuses where sound business practices favor the implementation of business actions or practices which may have a temporary or short-term negative impact on profitability or expenses or for factors substantially independent of management’s practical control. Examples of historical or potential adjustments include adjustments for force majeure type events, such as weather related impacts, war and terrorism related impacts, and fuel expenses. Where extraordinary events occur, different subjective concerns may have primacy in the committee’s evaluation in different years. For example, significant changes in fuel prices may materially affect a variety of performance matters. In some years, the committee may conclude that the executive deserves a substantial reward for managing in a difficult environment; in other years, the committee may determine (often with the input of one or more of the company’s executive officers) that the need to show solidarity with the company’s other employees and investors may trump equally solid or outstanding performance in a difficult environment. Such determinations are inherently subjective.

Potential bonuses, as a percentage of base salary, were higher for our principal executive officer and principal operational officer, reflecting their greater responsibility for and greater ability to influence the achievement of targets.

•    Long-Term Incentives. While salary and short-term incentives are primarily designed to compensate current and past performance, the primary goal of the long-term incentive compensation program is to directly link management compensation with the long-term interests of the stockholders. Historically, the committee has not utilized any percentage or relative measure of valuation to establish any relationship or allocation between total cash and non-cash compensation.

— Types of Equity Awards and Criteria for Award Type Selection. Prior to October 2004, we relied heavily on stock options to provide incentive compensation to our executive officers and other key employees and to align their interests with those of our stockholders. Based on changes in U.S. accounting rules and a general trend toward increased use of restricted stock and decreased use of stock options, the committee has increased the number of awards using restricted stock and decreased the number utilizing stock options. For the immediate future, we intend to rely primarily on restricted stock grants to provide long-term incentive compensation to our officers and key employees, without excluding the possibility of continuing to also grant stock options as a form of incentive compensation.

— Criteria for Award Amounts. In considering whether to grant equity incentives, the committee looks at a variety of factors, with no formal weighting assigned to any single factor or group of factors. In determining the size of equity awards, the committee assesses the current value of previous awards; however, it has not historically given any weight to total accumulated wealth in evaluating whether future awards are merited. The committee also evaluates equity incentive awards made by our competitors (both individually and as part of a comparative compensation analysis) and other high-growth transportation companies, historical levels of the company’s equity incentives, the extent to which value under the award is subject to risk, whether the award vehicle has intrinsic value and the need to motivate and retain persons eligible to participate under the company’s plans.

— Vesting and Holding Periods for Equity Incentive Compensation. As a means to encourage long-term thinking and encourage continued employment with AirTran, the company’s equity awards are usually subject to a multi-year vesting period. Historically, our grants of stock options and restricted stock have vested over a three year period and the committee anticipates that future awards will continue to be subject to multi-year vesting, most likely for similar three year periods. Historically, the company has not imposed minimum equity ownership requirements for equity compensation awarded to its executive officers, nor has it required any continued ownership of the securities issued pursuant to such awards after vesting. In 2006, the committee evaluated whether such a policy of minimum stock ownership levels or award retention should be implemented and the potential parameters for any award retention policy, and recommended a policy for adoption by the board of directors, which policy became effective in July 2006 with full compliance required by June 2009. Such policy provides for waiver or amendment in the event of hardship.

Retirement Benefits.

•    Key Executive Retirement Plan. In 2007, the board approved the adoption of the AirTran Key Executive Retirement Plan (KERP). The purpose of the KERP is to help attract and retain key executives by providing supplemental post-tax retirement benefits.

Starting in 2007, the company designated, and in future years the company will designate, certain key executives who are eligible to participate in the KERP and will make contributions toward premium costs for a variable life insurance product held in the name of each participant. In 2007, the amount of the contribution equaled, and in future years the amount of the contribution is expected to equal, 12.5% of the participant’s base salary and bonus for the prior year, less 25% of the contribution for required tax withholding. Contributions are fully taxable to the participant.

The variable life insurance products are not subject to forfeiture (other than any provisions for cancellation imposed by the insurer). Participants are eligible to begin receiving payments from the policy once they reach age 55 and terminate employment with the company. Depending upon the terms of the insurance product used to fund this benefit, earlier distributions or loans may be permitted in limited circumstances, subject to approval by the company and any penalties and fees imposed by the insurer.

Because the contribution is fully taxable at grant, the compensation committee does not consider an individual’s accrued benefits or payout projections in setting compensation, but does consider the amount of the cash contribution.

•    Retirement Health Benefits. The company’s executive officers participate in a retirement health plan which provides a continuation of their existing health and insurance benefits past their retirement. The approximate value of such benefits on an actuarial basis is set forth in the discussion on change of control benefits.

•    Other Compensation Components. All of the company’s executives are eligible to participate in the company’s health care, insurance and other welfare and employee benefit programs, which are (other than retirement programs) the same for all eligible employees, including AirTran’s executive officers.

•    401(k) Savings Plan. AirTran offers retirement benefits to its U.S. employees through an employee-funded 401(k) Savings Plan with a company “match.” The 401(k) Savings Plan provides a long-term savings vehicle that allows for pretax contributions by an employee and tax-deferred earnings. Employees may generally contribute up to 50% of eligible annual pay to the 401(k) Savings Plan, not to exceed the annual IRS limit (generally $15,500 for 2007). Employees attaining at least 50 years of age by the end of 2007 were eligible to make 401(k) catch-up contributions to a maximum of $5,000. Employees direct their own investments in the 401(k) Savings Plan. The retirement benefits under such tax-qualified savings plan for AirTran’s executive officers are the same as those available for other eligible employees in the U.S. Individual participant balances reflect a combination of: (1) a differing annual amount contributed by the company or the employee; (2) the annual contributions and/or deferred amounts being invested at the discretion of the employee (the same investment choices are available to all participants); and (3), as in (2), the continuing reinvestment of the investment returns until the accounts are paid out. This means that similarly situated employees, including AirTran’s executive officers, may have materially different account balances because of a combination of factors: the numbers of years that the person has participated in the plan; the amount of money contributed or compensation deferred, at the election of the participant from year to year; and the investments chosen by the participant. The 401(k) plan does not promise any guaranteed minimum returns or above-market returns; the investment returns are dependent upon actual investment results. Accordingly, when determining annual compensation for executive officers, the compensation committee does not consider the individuals’ retirement plan balances and payout projections.

•    Flight Benefits. As is traditional in the airline industry, executives and their immediate family are entitled to certain travel privileges on our flights, which may be on a positive space basis. Similar travel benefits (which generally are on a space available basis) are afforded to all of our eligible employees. The value of such flight benefits for the executives is reported as taxable income.

Equity Awards in 2007

In 2007, no stock options and 289,000 shares of restricted stock were granted to the executive officers of the company.

Equity Award Timing

Our current policy with respect to annual equity awards to key employees, including our executive officers (but excluding grants to newly hired employees), is that equity awards occur at the time of the January board of directors meeting to be effective as of a specified date in February, which date is intended to result in future vesting within a trading window. In 2006, the vesting date of certain awards was amended to delay the vesting of certain awards from a January vesting schedule to a February vesting schedule. The life of such awards was not extended in connection with such changes.

Use of Employment and Severance Agreements

The committee has determined that competitive considerations merit the use of employment contracts, severance agreements, or executive benefits agreements for members of senior management. From 1999 to today, Mr. Leonard has been employed pursuant to an employment contract. From 2000 to 2006, Mr. Fornaro had a severance benefit agreement and since 2006, Mr. Fornaro has been employed pursuant to an employment contract. From 2001 to 2008, Messrs. Kolski and Magurno each had severance benefit agreements. Since 2002, Mr. Smith has a severance benefit agreement. The severance agreements for Messrs. Kolski, Magurno and Smith were superseded by executive benefit agreements in 2008. From 2001 to his departure from the Company in 2008, Mr. Gadek had either a severance benefit agreement or an executive benefits agreement. The executive benefits agreements contained no material changes to the level of benefits provided to executive offices under the severance agreements, except as set forth in Other Executive Officers on page 40 of these proxy materials.

The compensation committee believes that industry consolidation is likely to occur over the next decade. Uncertainties associated with such potential consolidation, competitive practices at other air carriers, the importance of retaining the services of various existing members of the senior management team, especially in light of the retirement of Mr. Leonard and the transition of Mr. Fornaro and Mr. Leonard into different roles in the company pursuant to the company’s management succession plan, and considerations of internal parity of treatment of the company’s senior management team, many of whom have served the company for lengthy periods of time, all led the committee to conclude that the extension of executive benefit agreements, which include employment and severance agreement provisions, to members of senior management beyond Mr. Leonard and Mr. Fornaro was appropriate to ensure the continued availability of the current senior management team and to attempt to minimize management distractions in a potentially changing and consolidating business environment. Such executive benefit agreements became effective for Messrs. Kolski, Magurno and Smith on February 18, 2008, retroactive to February 1, 2008. Compensation criteria for the officers employed pursuant to employment agreements or executive benefit agreements may be more difficult to adjust on an annual basis or in connection with a “change of control.” Conversely, such agreements should help keep employees focused on their jobs during the uncertainty that accompanies a change of control and help preserve benefits after a change of control transaction.

All of the executive benefit agreements provide for certain severance benefits and also provide a contractual right to certain existing retirement benefits. Severance benefits are tiered, with minimal benefits in the case of a termination for cause, increased benefits for termination without cause, and still greater benefits in connection with a termination following a change of control. The company believes such a tiered approach strikes an appropriate balance between preserving flexibility and preventing the possibility of “unjust enrichment” on the one hand, and helping the company to attract and retain key talent while providing certainty and security to the employee consistent with past practice. For more information on our contractual arrangements with our executive officers, please refer to Employment Agreements and Change of Control Arrangements on page 38 of these proxy materials.

Change of Control Compensation

As discussed above, provisions for additional or continued compensation in connection with a change of control of the company are located in three areas: (1) in the company’s employment contracts with Mr. Leonard and Mr. Fornaro, (2) the executive benefits agreements effective February 1, 2008, which supersede the previous severance benefit agreements with certain of the company’s other management personnel, and (3) more generally, in the company’s equity incentive plans and/or award agreements thereunder whereby the committee administering such plans and awards has the power to accelerate the vesting of such awards upon a change of control or where such plans or awards provide for automatic vesting in the event of such change, whether merely upon the occurrence of such event or upon the occurrence of such event and an adverse occurrence for the participant, such as actual or constructive termination of employment.

The change of control provisions set forth in the company’s employment or executive benefits agreements employ a hybrid approach to triggering events. Change of control benefits are not payable automatically upon the occurrence of the event. Conversely, payment of benefits is not restricted only to situations involving the involuntary termination of the officer afforded such change of control protection. Instead, benefits are payable not only in the case of involuntary terminations but also in the case of Mr. Fornaro where the executive has either opposed the change of control transaction or, subsequent to the transaction, the executive elects to terminate his employment, or in the case of the company’s other executive officers where there are specified constructive terminations. The committee believes this approach helps to ensure the continued availability of the services of the executive during times of uncertainty inherent with any change of control including especially in the post-event period under new ownership and/or management, while at the same time limiting windfall benefits by making the benefits payable only after an actual or constructive termination of employment. By providing post-event coverage, the executive is encouraged to remain in the employ of the company without the need to be concerned about a post-event restructuring which may result in a material diminishment of the executive’s duties or post-event management or ownership with respect to which the executive may have concerns or reservations.

The definition of change of control is intended to be broad in scope and to capture most, if not all, of the scenarios where an actual change of control has occurred. Automatic vesting under the terms of our equity compensation plans is based on market practices and a recognition that the value of equity compensation can be radically affected by a change of control, whether or not existing management is retained.

In connection with providing change of control benefits to the company’s executive officers, the committee has evaluated, and expects to continue to examine, the total amounts which could be realized by persons granted such rights upon a change of control.

Wealth Accumulation

The compensation committee does not engage in a specific process which attempts to justify compensation levels based on wealth accumulation. The committee does not analyze proposed annual compensation for any individual versus the accrued wealth of such individual, or the accrued wealth of persons with similar job titles at other companies. The committee believes that no such meaningful analysis can be performed due to, among other things, disparate actual duties versus job titles, different employment histories, different life experiences or needs or social inequalities. As previously noted, the committee does evaluate from time to time whether compensation levels are consistent with the company’s goal of being a leader among low cost airlines, while maintaining or attracting superior executive talent appropriate to maintain such status.

Recapture and Forfeiture Policies

Historically, the company has not had formal policies with respect to the adjustment or recapture of performance based awards where the financial measures on which such awards are based, or to be based, are adjusted for changes in reported results such as, but not limited to, instances where the company’s financial statements are restated. The committee does not believe that repayment should be required where the executive or a plan participant has acted in good faith and the errors are not attributable to the participant’s gross negligence or willful misconduct. In such later situations, the committee believes the company has or will have available negotiated or legal remedies. However, the committee may elect to take into account factors such as the timing and amount of any financial restatement or adjustment, the amounts of benefits received, and the clarity of accounting requirements lending to any restatement in setting the future compensation of the responsible officer or officers. In connection with the company’s restatement in 2007, the committee took all such factors into consideration as well as the views of the audit committee, management and the company’s auditors and others, with respect to the reasons for, and the necessity of, such restatement in concluding to not recommend or seek any adjustment to the compensation paid during any period covered by such restatement.

Stock Ownership Policies

In July 2006, the compensation committee recommended and the board of directors adopted changes to the compensation committee charter, allowing the compensation committee to establish stock ownership policies for the company’s officers in addition to the existing director share ownership policy (which is also set and administered by the compensation committee). By July 25, 2009, “senior officers” must hold 10,000 shares of common stock and “junior officers” must hold 5,000 shares of common stock. Future new or newly promoted officers must meet the requirements within three years of election or appointment to their position. Each of the chair of the compensation committee and the company’s chief executive officer may waive or otherwise limit the policy based on hardship, provided that any such action by the chief executive officer must be promptly reported to the chair of the compensation committee.

Deductibility of Compensation and Related Tax Considerations

As one of the factors in its review of compensation matters, the committee considers the anticipated tax treatment to the company and to the executives of various payments and benefits.

•    Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s four most highly compensated executive officers, other than the chief executive officer. However, “performance-based” compensation is not subject to the $1 million deduction limit. In general, to qualify as performance-based compensation, the following requirements must be satisfied: (i) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum amount which may be paid to any participant pursuant to any award with respect to any performance period, are approved by a majority of the corporation’s stockholders and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made.

Although the company’s stock options generally have been structured with the goal of complying with the requirements of Section 162(m), and the compensation committee believes stock options awarded thereunder should qualify as “performance-based” compensation exempt from limitations on deductibility under Section 162(m), the deductibility of any compensation, including the restricted stock grants to Mr. Leonard and Mr. Fornaro, was not a condition to any compensation decision. Except for compensation paid to Mr. Leonard and Mr. Fornaro—or to its executive officers in the event of a change of control—based on current compensation levels the company does not expect its ability to deduct executive compensation to be limited by operation of Section 162(m).

In a recent Revenue Ruling, the IRS announced a significant shift in its interpretation of Section 162(m) relating to the performance-based compensation exception to the $1 million dollar limitation on tax deductible compensation paid by publicly held companies. The regulations under Section 162(m) specifically allow payment of performance-based compensation upon death, disability, or a change of control. Using the reasoning that it was analogous to death, disability or a change of control, the IRS had concluded in previous private letter rulings that performance-based payments made as a result of involuntary terminations by the employer without cause or by the executive for good reason did not fail to qualify as Section 162(m) performance-based compensation. This meant that the performance-based payment was still deductible under Section 162(m), even though the performance goal had not been met at the time of payment for these types of events (e.g. a payment at target upon termination for good reason). However, according to the new Revenue Ruling, this rationale is no longer being used by the IRS in analyzing performance-based compensation.

The new Revenue Ruling 2008-13 published in February 2008 states that if performance-based pay could become due under a plan or agreement upon a termination without cause, for good reason, or as a result of voluntary retirement, and would be payable regardless of whether performance-based goals are met, then any payment from such plan or agreement will not qualify as Section 162(m) performance-based compensation and will not be eligible for exclusion from the Section 162(m) $1 million compensation limit. The ruling applies to performance periods beginning after January 1, 2009, and compensation arrangements entered into, renewed or extended after February 21, 2008.

Under the company’s executive benefits agreement, certain terminations following a change of control give rise to a lump sum cash payment obligation based on the amount of the officer’s salary and prior bonus amounts. Because such payment is not provided for under the executive incentive compensation plan and is not based on amounts for which the executive is eligible in the current year, the company believes that such payment will not result in any disqualification of the executive incentive compensation plan, whose performance-based cash compensation payments will continue to be excluded from compensation for purposes of calculating whether or not the $1 million deductibility limit has been achieved. The company intends to review, in 2008, the impact of Revenue Ruling 2008-13 on its existing compensation arrangements.

Due to interpretations and changes in the tax laws, some types of compensation payments and their deductibility depend on the timing of an executive’s vesting or exercise of previously granted rights and other factors beyond the compensation committee’s control which could affect the deductibility of compensation.

The compensation committee will continue to carefully consider the impact of Section 162(m) when designing compensation programs, and in making compensation decisions affecting the company’s Section 162(m) covered executives. Certain future stock awards may be excludable from the Section 162(m) $1 million limit on deductibility if the vesting of any such awards, other than in the case of certain specified events including a change of control, is tied to performance-based criteria, or be part of compensation packages which are less than $1 million. Nonetheless, the compensation committee believes that in certain circumstances, as in that of compensation payable to the company’s former and current chief executive officer in the case of a change of control, factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of the company and its stockholders. Accordingly, it may award compensation in excess of the deductibility limit, with or without requiring a detailed analysis of the estimated tax cost of non-deductible awards to the company. Given our dynamic and rapidly changing industry and business, as well as the competitive market for outstanding leadership talent, the compensation committee believes it is important to retain the flexibility to design compensation programs consistent with its compensation philosophy for the company, even if some executive compensation is not fully deductible.

•    Section 280G. Code Section 280G generally denies a deduction for a significant portion of certain compensatory payments made to corporate officers, certain stockholders and certain highly-compensated employees if the payments are contingent on a change of control of the employer and the aggregate amounts of the payments to the relevant individual exceed a specified relationship to that individual’s average compensation from the employer over the preceding five years. In addition, Code Section 4999 imposes on that individual a 20% excise tax on the same portion of the payments received for which the employer is denied a deduction under Section 280G. In determining whether to approve an obligation to make payments for which Section 280G would deny the company a deduction or whether to approve an obligation to indemnify (or “gross-up”) an executive against the effects of the Section 4999 excise tax, the committee has adopted an approach similar to that described above with respect to payments which may be subject to the deduction limitations of Section 162(m).

AirTran generally does not fully indemnify against the effect of taxation except as competitive considerations may dictate. We have structured our change of control benefits to provide for automatic reductions in such benefits where the aggregate amount payable would trigger an excise tax liability (generally at or above 2.99 times ordinary compensation).

Duration of Benefits

The duration of benefits for our executive officers is based on a variety of factors including the purpose of the benefit, historical expectations, competitive factors, and the cost of providing the benefit. Historically we have provided few lifetime benefits. We provide lifetime benefits in two areas: retiree health benefits, which require minimum years of service with the company and are intended in part to reward longevity of service with the company, and flight benefits, which are historically provided to retirees in the industry and are relatively low cost benefits.

Chief Executive Officer Compensation

Except as noted, the compensation policies described above apply equally to the compensation of the chief executive officer.

Committee Conclusion

Attracting and retaining talented and motivated management and employees is essential to create long-term stockholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of the company’s chief executive officer and other executive officers with those of stockholders. The committee believes that AirTran’s 2007 compensation program met these objectives. Likewise, based on our review, the committee finds the total compensation (and, in the case of the severance and change-of-control scenarios, the potential payouts) to the company’s chief executive officer and other named executive officers in the aggregate to be reasonable and not excessive.

Compensation Committee and Management Review and Authorization

The compensation committee has reviewed the above Compensation Disclosure and Analysis with the company’s chief executive officer. Based on a review of this Compensation Disclosure and Analysis report and discussion with the company’s chief executive officer, the compensation committee has recommended to the board of directors that the Compensation Disclosure and Analysis report be included in this proxy statement.

Authorization

This report has been submitted by the compensation committee:

J. Veronica Biggins	Jere A. Drummond	Alexis P. Michas	William J. Usery, Jr.

Other Executive Compensation Information

The following sections of this Proxy Statement set forth compensation information relating to the principal executive officer, principal financial officer and the three most highly compensated executive officers of the company, other than the principal executive officer and principal financial officer (collectively, the “named executive officers”), for the fiscal year ended December 31, 2007.

The following table shows the compensation awarded or paid by AirTran for services rendered for the fiscal years ended December 31, 2006 and 2007, to the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Joseph B. Leonard, (4)	2007	444,039	(5)	662,500	0	(6)	0	0	N/A	206,251	(7)	1,312,789
Chairman of the Board (Principle Executive Officer)	2006	450,000		506,250	0	(6)	0	0	N/A	0		956,250

Robert L. Fornaro,	2007	431,385	(8)	545,000	360,000	(9)	0	0	N/A	169,757	(10)	1,146,141
Chief Executive Officer and President (Principal Executive Officer)	2006	411,538		378,000	1,919,400	(9)	0	0	N/A	3,895		2,712,833

Stephen J. Kolski,	2007	266,539		196,000	334,800	(11)	0	0	N/A	81,157	(12)	878,496
Executive Vice President	2006	244,231		150,000	334,800	(11)	0	0	N/A	2,629		731,660

Stanley J. Gadek, (13)	2007	263,846		196,000	334,800	(14)	0	0	N/A	76,673	(15)	871,319
Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2006	239,231		131,250	334,800	(14)	0	0	N/A	0		705,281

Richard P. Magurno,	2007	258,846		192,500	334,800	(16)	0	0	N/A	72,988	(17)	859,134
Senior Vice President, General Counsel and Secretary	2006	229,385		128,625	334,800	(16)	0	0	N/A	0		692,810

Alfred J. Smith,III,(18)	2007	246,539		182,000	238,000	(19)	0	0	N/A	72,251	(20)	738,790
Senior Vice President

(1)	Bonus amounts reflect amounts paid in 2008 for 2007 and in 2007 for 2006.
(2)	All restricted shares granted to officers conferred upon them the same rights as are conferred upon any stockholder of common stock. These rights include the ability to receive dividend distributions if the company decides to grant dividend payments in the future. Because the company has never paid any dividends and has no intention to do so for the foreseeable future, zero value has been ascribed to such right for purpose of computing the fair value of such awards. Values reported are based on the fair market value of shares as of the date of grant, as determined pursuant to FAS 123(R).
(3)	As required by applicable SEC rules, the company estimates the value of travel on airline passes based on the incremental cost of providing such service. Because such travel is provided only on the company’s scheduled flights or on other carriers with which the company has reciprocity agreements to provide similar air pass travel and travelers on its air passes generally may not displace or “bump” revenue passengers except in the case of business travel which is integrally and directly related to the job duties of the officer (in which case the travel does not constitute a prerequisite or other benefit under applicable SEC rules) the incremental cost of providing such benefit is de minimis. Accordingly, such travel benefits have been assigned zero value for purposes of the above table. Mr. Fornaro and Mr. Kolski’s “other compensation” also includes matching contributions made by the company to their respective 401(k) accounts.
(4)	Mr. Leonard was the company’s chief executive officer from January 1999 to November 1, 2007. Mr. Fornaro became the company’s President in January 2001. Mr. Fornaro served as the company’s chief operating officer from March 2001 until November 1, 2007 when he was named chief executive officer to succeed Mr. Leonard as part of the company’s management succession planning. Mr. Leonard has announced his intention to retire as chairman sometime after the conclusion of the company’s 2008 annual meeting.

(5)	Includes $300,000 paid to Mr. Leonard through August 31, 2007 at the rate of $450,000 per annum, $83,333 paid from September 1, 2007 through October 31, 2007 at the rate of $500,000 per annum and $58,333 paid from November 1, 2007 through December 31, 2007 at the rate of $350,000 per annum.
(6)	No equity awards were granted to Mr. Leonard during 2007 or 2006 in light of the options granted to him in 2001 in connection with his execution of a three-year employment contract in that year and in light of the execution of a new employment contract in 2004 which provided a restricted stock grant. Mr. Leonard was granted 400,000 shares of restricted stock in October 2004. Such shares vested 10% as of October 26, 2004, 10% on November 26, 2004, 10% on December 27, 2004, 10% on as of January 26, 2005, 30% on September 7, 2005 and 30% on of September 7, 2006.
(7)	Includes KERP contributions for Mr. Leonard made in 2007 for both the initial plan year of 2006 and the 2007 plan year.
(8)	Includes $342,948 paid to Mr. Fornaro through October 31, 2007 at the rate of $411,538 per annum and $83,333 paid from November 1, 2007 through December 31, 2007 at the rate of $500,000 per annum.
(9)	Mr. Fornaro was granted 300,000 shares of restricted stock on November 1, 2007 in connection with his new employment agreement. The closing market price for the company’s common stock on such date was $10.16. Earlier in the year Mr. Fornaro was granted 60,000 shares on January 22, 2007. Previously Mr. Fornaro was granted an additional 75,000 shares of restricted stock in May 2006 in connection with his 2006 employment agreement. The 75,000 shares would have vested 100% as of November 1, 2007, pursuant to accelerated vesting as a result of Mr. Fornaro’s election as chairman or chief executive officer of the company. Pursuant to an amendment to Mr. Fornaro’s prior employment agreement, 50,000 such shares vested upon his election as chief executive officer and 25,000 shares of such restricted stock vested on February 6, 2008 (subsequent to the date of this table). All of such options are or, if now vested, were subject to accelerated vesting in the event of Mr. Fornaro’s death, disability, termination without cause, constructive termination or upon a change of control as defined. Mr. Fornaro also was granted 60,000 shares of restricted stock in February 2006. The 60,000 shares vest in equal installments over three years, beginning upon the first anniversary of the date of grant. Mr. Fornaro was granted a restricted stock award for 60,000 shares during January 2005. These shares all vested on the same schedule. Such shares vested 1/3 each on January 26, 2006, 1/3 on February 6, 2007, and 1/3 on February 6, 2008 (subsequent to the date of this table). Mr. Fornaro was also granted a restricted stock award of 32,000 shares during January 2004. Such shares vested 1/3 on January 21, 2005, 1/3 on February 6, 2006 and 1/3 on February 6, 2007.
(10)	Includes KERP contributions for Mr. Fornaro made in 2007 for the initial plan year of 2006, the 2007 plan year and matching contributions made by the company to Mr. Fornaro’s 401(k) account.
(11)	Mr. Kolski was granted a restricted stock award of 20,000 shares in January 2007. Such shares vested 1/3 on February 6, 2008 (subsequent to the date of this table) and will vest, 1/3 on February 6, 2009 and 1/3 on February 6, 2010. Mr. Kolski also was granted a restricted stock award of 20,000 shares in 2006. Such shares vested 1/3 on February 6, 2007, 1/3 on February 6, 2008 (subsequent to the date of this table) and will vest 1/3 on February 6, 2009. Mr. Kolski was granted a restricted stock award of 20,000 during January 2005. These shares all vested on the same schedule. Such shares vested 1/3 each on January 26, 2006, 1/3 on February 6, 2007 and 1/3 on February 6, 2008 (subsequent to the date of this table). Mr. Kolski also was granted a restricted stock award of 7,500 shares during January 2004. These shares all vested on the same schedule. Such shares vested 1/3 each on January 21, 2005, 1/3 on February 6, 2006 and 1/3 on February 6, 2007.
(12)	Includes KERP contributions for Mr. Kolski made in 2007 for the initial plan year of 2006, the 2007 plan year and matching contributions made by the company to Mr. Kolski’s 401(k) account.
(13)	Mr. Gadek was the company’s senior vice president and chief financial officer from July 2000 to March 7, 2008, when he left the company.
(14)	Mr. Gadek was granted a restricted stock award of 20,000 shares in January 2007. Such shares vested 1/3 on February 6, 2008 (subsequent to the date of this table) and were to vest 1/3 on February 6, 2009 and 1/3 on February 6, 2010. In connection with Mr. Gadek’s departure from the company, all unvested shares were forfeited. Mr. Gadek also was granted a restricted stock award of 20,000 in 2006. Such shares vested 1/3 on February 6, 2007, 1/3 on February 6, 2008 (subsequent to the date of this table) and were to vest 1/3 on February 6, 2009. In connection with Mr. Gadek’s departure from the company, all unvested shares as of the date of his departure were forfeited. Mr. Gadek was granted a restricted stock award of 20,000 shares during January 2005. These shares all vested on the same schedule. Such shares vested 1/3 on January 26, 2006, 1/3 on February 6, 2007 and 1/3 on February 6, 2008 (subsequent to the date of this table). Mr. Gadek was also granted a restricted stock award of 9,000 shares during January 2004. These shares all vested on the same schedule. Such shares vested 1/3 on January 21, 2005, 1/3 on February 6, 2006 and 1/3 on February 6, 2007.
(15)	Includes KERP contributions for Mr. Gadek made in 2007 for both the initial plan year of 2006 and the 2007 plan year.
(16)	Mr. Magurno was granted a restricted stock award of 20,000 shares in January 2007. Such shares vested 1/3 on February 6, 2008 (subsequent to the date of this table) and will vest 1/3 on February 6, 2009 and 1/3 on February 6, 2010. Mr. Magurno was granted a restricted stock award of 20,000 shares in 2006. Such shares vested 1/3 on February 6, 2007, 1/3 on February 6, 2008 (subsequent to the date of this table) and will vest 1/3 on February 6, 2009. Mr. Magurno was granted restricted stock awards for 20,000 shares during January 2005. These shares all vested on the same schedule. Such shares vested 1/3 each on January 26, 2006, 1/3 on February 6, 2007 and 1/3 on February 6, 2008 (subsequent to the date of this table). Mr. Magurno was also granted a restricted stock award of 7,500 shares in January 2004. Such shares vested 1/3 on January 21, 2005, 1/3 on February 6, 2006 and 1/3 on February 6, 2007.
(17)	Includes KERP contributions for Mr. Magurno made in 2007 for both the initial plan year of 2006 and the 2007 plan year.
(18)	Mr. Smith is one of the company’s named executive officers for 2007 by virtue of the fact that the company had two chief executive officers (Mr. Leonard and Mr. Fornaro) in 2007. Accordingly, no compensation information is shown for Mr. Smith for 2006.
(19)	Mr. Smith was granted a restricted stock award of 20,000 shares in January 2007. Such shares vested 1/3 on February 6, 2008 (subsequent to the date of this table) and will vest 1/3 on February 6, 2009 and 1/3 on February 6, 2010.
(20)	Includes KERP contributions for Mr. Smith made in 2007 for the initial plan year of 2006, the 2007 plan year and matching contributions made by the company to Mr. Smith’s 401(k) account.

Short Term Incentive Plan Awards in Last Fiscal Year

The following table sets forth for each named executive officer, the bonus percentage potentially attributable to performance targets and the percentage attributable to the committee’s discretion. The committee has the authority to adjust, waive or reset targets. The following table also sets forth information regarding the annual cash incentive awards made to the named executive officers for 2007:

Short-Term Incentive Plan Participant (Name and Position)	Award Percentage Subject to Objective/ Subjective Criteria (%)	Target Incentive Award as a Percentage of Base Salary (%)	Actual Annual Incentive Award(1) ($)	Actual Annual Incentive Award as a Percentage of Target (%)	Actual Incentive Award as a Percentage of 2007 Year End Base Salary (%)
Joseph B. Leonard, Chairman of the Board	70/30	150	662,500	100	150	(2)
Robert L. Fornaro, President and Chief Executive Officer	70/30	120	545,000	100	126	(3)
Stanley J. Gadek, Senior Vice President and Chief Financial Officer	80/20	70	196,000	100	70
Stephen J. Kolski, Executive Vice President	80/20	70	196,000	100	70
Richard P. Magurno, Senior Vice President, General Counsel and Secretary	80/20	70	192,500	100	70
Alfred J. Smith, III, Senior Vice President	80/20	70	182,000	100	70

(1)	Bonus payments were paid in 2008.
(2)	Mr. Leonard’s bonus was calculated as 150% of actual compensation in accordance with the terms of his employment agreement.
(3)	Mr. Fornaro’s compensation rate changed in 2007 in connection with his promotion to chief executive officer and his bonus was calculated as 120% of his salary for ten (10) months as chief operating officer and 150% of his salary for two (2) months as chief executive officer.

Grants of Plan Based Awards in Last Fiscal Year

The following table shows information about plan-based awards during fiscal 2007 for the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Joseph B. Leonard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Robert L. Fornaro	11/01/07	N/A	N/A	N/A	N/A	N/A	N/A	300,000	N/A	N/A	3,048,000
	02/07/07	N/A	N/A	N/A	N/A	N/A	N/A	60,000	N/A	N/A	701,400
Stanley J. Gadek	02/07/07	N/A	N/A	N/A	N/A	N/A	N/A	20,000	N/A	N/A	233,800
Stephen J. Kolski	02/02/07	N/A	N/A	N/A	N/A	N/A	N/A	20,000	N/A	N/A	233,800
Richard P. Magurno	02/02/07	N/A	N/A	N/A	N/A	N/A	N/A	20,000	N/A	N/A	233,800
Alfred J. Smith, III	02/02/07	N/A	N/A	N/A	N/A	N/A	N/A	20,000	N/A	N/A	233,800

(1)	AirTran has not granted any awards under equity incentive plans the vesting of which is contingent upon the achievement of any performance based criteria. Vesting of company awards is generally based on continued service and the passage of time, subject to acceleration upon the occurrence of various events.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to the common stock that may be issued upon the exercise of options and other awards under the company’s existing equity compensation plans as of December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph B. Leonard	811,533 68,533	0	N/A	3.03 6.08	01/04/09 09/06/11	0	0	N/A	N/A

Robert L. Fornaro	75,000 32,359 85,000 45,000	0	N/A	9.05 3.90 4.90 13.03	05/16/11 07/25/12 01/22/13 01/21/14	360,000	2,577,600	N/A	N/A

Stephen J. Kolski	25,000 45,000 40,000 15,000	0	N/A	9.12 3.90 4.90 13.03	07/26/11 07/25/12 01/22/13 01/24/14	19,999	143,193	N/A	N/A

Stanley J. Gadek	35,000 17,000	0	N/A	9.12 13.03	07/26/11 01/21/14	19,999	143,193	N/A	N/A

Richard P. Magurno	138,000 35,000 25,000 45,000 15,000	0	N/A	4.25 9.12 3.90 4.90 13.03	08/21/10 07/26/11 07/25/12 01/22/13 01/21/14	19,999	143,193	N/A	N/A

Alfred J. Smith, III	91,667 6,667 15,000	0	N/A N/A	5.82 4.90 13.03	4/8/12 1/22/13 1/21/14	19,999	143,193	N/A	N/A

(1)	Includes each grant of both exercisable and unexercisable options under the company’s 1993, 1994, 1995 and 1996 Stock Option Plan and its 2002 Long-Term Incentive Plan. All options are fully vested.
(2)	The identity of the officers holding unvested securities, the vesting date for such securities and the number of securities vesting on the applicable date is as follows:

Officer	Vesting Date	Shares Vesting
Robert L. Fornaro	2/6/2009 2/6/2010 11/1/2008 11/1/2009 11/1/2010	40,000 20,000 100,000 100,000 100,000
Stephen J. Kolski	2/6/2009 2/6/2010	13,333 6,666
Stanley J. Gadek	2/6/2009 2/6/2010	13,333 6,666
Richard P. Magurno	2/6/2009 2/6/2010	13,333 6,666
Alfred J. Smith, III	2/6/2009 2/6/2010	13,333 6,666

(3)	We compute this value based on the closing price of the company’s common stock on the New York Stock Exchange of $7.16 on December 31, 2007.

Option Exercises and Stock Vested

The following table provides information with respect to common shares which were issued pursuant to the exercise of options or which were shares of restricted stock that vested, in each case, between January 1, 2007 and December 31, 2007:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Joseph B. Leonard(3)	0		0		0		0
Robert L. Fornaro	72,000	(4)	523,381	(4)	100,667	(5)	1,110,937	(5)
Stephen J. Kolski(6)	0		0		15,833		188,413
Stanley J. Gadek(7)	0		0		16,333		194,363
Richard P. Magurno	22,000	(8)	133,185	(8)	15,833	(9)	188,413	(9)
Alfred J. Smith, III(10)	0		0		15,833		188,413

(1)	We compute this value based on the spread between the exercise price and the closing price of our common stock on the New York Stock Exchange at exercise.
(2)	We compute this value based on the closing price of our common stock on the New York Stock Exchange on the date of vesting.
(3)	Mr. Leonard did not vest in any stock awards In 2007.
(4)	Mr. Fornaro exercised options as follows:

Exercise Date	Number of Options Exercised	Exercise Price	Market Price for Common Stock on Date of Exercise
January 3, 2007	10,000	$3.90	$12.06
February 7, 2007	10,000	$3.90	$9.95
March 21, 2007	10,000	$3.90	$11.04
April 4, 2007	4,100	$3.90	$10.73
April 10, 2007	5,900	$3.90	$11.12
May 2, 2007	8,000	$3.90	$11.48
June 6, 2007	8,000	$3.90	$11.97
July 5. 2007	8,000	$3.90	$11.04
August 9, 2007	8,000	$3.90	$11.02

(5)	Mr. Fornaro vested in 50,667 shares on February 6, 2007. The closing market price for the company’s common stock was $11.90 on such date. Mr. Fornaro vested in 50,000 additional shares on November 1, 2007. The closing market price for the company’s common stock was $10.16 on such date. Subsequent to the reporting period of the table, Mr. Fornaro also vested in 85,000 shares on February 6, 2008. The closing market price for the company’s common stock was $8.77 on such date.
(6)	Mr. Kolski vested in 15,833 shares on February 6, 2007. The closing market price for the company’s common stock was $11.90 on such date. Subsequent to the reporting period of the table, Mr. Kolski also vested in 20,000 shares on February 6, 2008. The closing market price for the company’s common stock was $8.77 on such date.
(7)	Mr. Gadek vested in 16,333 shares on February 6, 2007. The closing market price for the company’s common stock was $11.90 on such respective dates. Subsequent to the reporting period of the table, Mr. Gadek also vested in 20,000 shares on February 6, 2008. The closing market price for the company’s common stock was $8.77 on such date.
(8)

Mr. Magurno exercised 10,000 options to purchase the company’s common stock at an exercise price of $3.90 on February 21, 2007. The closing market price for the company’s common stock was $11.54 on such date. Mr. Magurno exercised 12,000 options to purchase the company’s common stock at an exercise price of $4.25 on November 8, 2007. The closing market price for the company’s common stock was $9.01 on such date.

(9)	Mr. Magurno vested in 15,833 shares on February 6, 2007. The closing market price for the company’s common stock was $11.90 on such date. Subsequent to the reporting period of the table, Mr. Magurno also vested in 20,000 shares on February 6, 2008. The closing market price for the company’s common stock was $8.77 on such date.
(10)	Mr. Smith vested in 15,833 shares on February 6, 2007. The closing market price for the company’s common stock was $11.90 on such date. Subsequent to the reporting period of the table, Mr. Smith also vested in 20,000 shares on February 6, 2008. The closing market price for the company’s common stock was $8.77 on such date.

Long-Term Incentive Plan Awards

The company did not grant any awards to named executive officers during the fiscal year ended December 31, 2007, under any long-term incentive plan, as defined under applicable SEC rules.

Nonqualified Deferred Compensation

The company does not generally offer nonqualified deferred compensation to its officers, and none of its named executive officers currently participate or have participated in any nonqualified deferred compensation plan during the past fiscal year.

Employment Agreements and Change of Control Arrangements

Employment Agreements and Severance Benefit Agreements

Joseph B. Leonard. In connection with Mr. Leonard’s decision to resign as chief executive officer, the company and Mr. Leonard negotiated a new employment agreement. Such new agreement was entered into on November 1, 2007 effective as of September 1, 2007. The new agreement was entered into to ensure the continued availability of Mr. Leonard’s services during the transition of the company’s management. The new agreement expires on September 1, 2008. The new agreement provides for an annual base salary for Mr. Leonard of at least $500,000, retroactive to September 1, 2007 subject to reduction to 70% of such amount upon Mr. Leonard’s retirement as chief executive officer, effectively resulting in an anticipated annual salary for Mr. Leonard for 2007 of $441,666. The new agreement also continues to provide for additional benefits including, but not limited to: (A) annual cash incentive awards of up to 150% of annual base salary based upon Mr. Leonard’s performance and that of the company in accordance with management’s incentive plan, (B) reimbursement for medical and dental expenses incurred by Mr. Leonard and his spouse, (C) post-retirement medical and dental benefits for Mr. Leonard and his spouse for their lifetimes in accordance with company plans then in place and (D) free air transportation for Mr. Leonard and his spouse for their lifetimes on any route maintained by the company. The amount of Mr. Leonard’s bonus which is payable for 2008 is not yet determinable.

In the event of termination due to disability, Mr. Leonard will retain substantially all of the benefits provided by the new agreement except that his salary will be subject to reduction for amounts paid under disability insurance maintained by the company and, as in the case of termination upon death or termination by Mr. Leonard for good cause, Mr. Leonard or his estate will be entitled to a pro rata portion of the annual cash incentive award to which he would otherwise have been entitled. In the event Mr. Leonard is terminated without cause, other than for death or Disability and other than in connection with a change of control, he will be entitled to a lump sum payment equal to his salary plus the amount of his incentive award for the previous year, immediate vesting of stock options and restricted stock awards, continued medical and travel benefits and certain other benefits including insurance premiums sufficient, when added to other company provided insurance, to fund a $1,000,000 death benefit. Mr. Leonard’s new employment agreement provides benefits upon a change of control which are comparable to those provided under his prior employment agreement.

Previously in 2004, the company entered into an employment agreement with Mr. Leonard effective as of September 7, 2004. The prior agreement had a term of three years, subject to automatic renewal for additional one-year terms unless earlier terminated by the company or Mr. Leonard. The prior agreement, by its terms, was to continue in effect as long as Mr. Leonard was chairman of the company but permitted his voluntary retirement as chief executive officer at any time. It provided for an annual base salary for Mr. Leonard of at least $450,000, and provided for additional benefits including, but not limited to: (A) annual cash incentive awards of up to 150% of annual base salary based upon Mr. Leonard’s performance and that of the company in accordance with management’s incentive plan, (B) stock grants of 400,000 shares of the company’s common stock, (C) reimbursement for medical and dental expenses incurred by Mr. Leonard and his spouse, (D) post-retirement medical and dental benefits for Mr. Leonard and his spouse for their lifetimes in accordance with company plans then in place and (E) free air transportation for Mr. Leonard and his spouse for their lifetimes on any route maintained by the company. Mr. Leonard received the grant of restricted stock in October 2004. Such shares vested 10% as of October 26, 2004, 10% as of November 26, 2004, 10% as of December 27, 2004, 10% on January 26, 2005, 30% on September 7, 2005 and 20% as of September 7, 2006 and had been subject to accelerated vesting in the event of Mr. Leonard’s death, disability, termination without cause or upon a change of control. In the event Mr. Leonard resigned as chief executive officer, other than in connection with a change of control, but remained as Chairman, any unvested awards would have vested at a reduced rate equal to only 70% of the original grant.

Robert L. Fornaro. In connection with Mr. Fornaro’s election as chief executive officer of the company, Mr. Fornaro and the company entered into a new employment agreement on October 31, 2007, effective as of November 1, 2007. The new agreement has a term of three years, subject to automatic renewal for additional one-year terms unless earlier terminated by the company or Mr. Fornaro. It provides for an annual base salary for Mr. Fornaro of at least $500,000, and provides for additional benefits including, but not limited to: (A) annual cash incentive awards with a target of 150% of annual base salary based upon Mr. Fornaro’s performance and that of the company in accordance with management’s incentive plan, (B) stock grants of 300,000 shares of the company’s common stock, (C) reimbursement for medical and dental expenses incurred by Mr. Fornaro and his spouse, (D) post-retirement medical and dental benefits for Mr. Fornaro and his spouse in accordance with company plans then in place and (E) free air transportation for Mr. Fornaro and his spouse for their lifetimes on any route maintained by the company, as well as free dependent travel if then provided for under the company’s air pass policies. Mr. Fornaro received the grant of 300,000 shares of restricted stock on November 1, 2007. One third of such shares vest as of November 1, 2008, one-third vest as of November 1, 2009 and one-third vest as of November 1, 2010, subject in each case to accelerated vesting in the event of Mr. Fornaro’s death, disability, termination without cause or upon a change of control as defined. In the event Mr. Fornaro is terminated without cause, other than for death or disability and other than in connection with a change of control, he will be entitled to a lump sum payment generally equal to his salary plus the amount of his incentive award for the previous year, immediate vesting of stock options and restricted stock awards, continued medical and travel benefits and certain other benefits including insurance premiums sufficient, when added to other company provided insurance, to fund a $1,000,000 death benefit. Mr. Fornaro’s new employment agreement provides benefits upon a change of control which are comparable to those provided under his prior employment agreement.

Previously, in 2006, the company had entered into an employment agreement with Mr. Fornaro effective as of May 24, 2006. The prior agreement had a term of three years, subject to automatic renewal for additional one-year terms unless earlier terminated by the company or Mr. Fornaro. The prior agreement provided for Mr. Fornaro’s employment as president and chief operating officer and obligated the board to nominate Mr. Fornaro for election to the board. It provided for an annual base salary for Mr. Fornaro of at least $420,000, and provided for additional benefits including, but not limited to: (A) annual cash incentive awards of up to 120% of annual base salary based upon Mr. Fornaro’s performance and that of the company in accordance with management’s incentive plan, (B) stock grants of 75,000 shares of the company’s common stock, (C) reimbursement for medical and dental expenses incurred by Mr. Fornaro and his spouse, (D) post-retirement medical and dental benefits for Mr. Fornaro and his spouse in accordance with company plans then in place and (E) free air transportation for Mr. Fornaro and his spouse for their lifetimes on any route maintained by the company, as well as free dependent travel if then provided for under the company air pass policies. Mr. Fornaro received the grant of 75,000 shares of restricted stock on May 24, 2006. Pursuant to such agreement, such shares were to vest pursuant to accelerated vesting upon Mr. Fornaro’s election as chief executive officer of the company, instead of on May 24, 2009. On October 31, 2007, Mr. Fornaro and the company agreed to an amendment to such agreement, prior to his election as chief executive officer, providing for a partial deferral of such vesting whereby only 50,000 shares would vest upon his election as chief executive officer and the remaining 25,000 shares would instead vest on February 6, 2008.

Other Executive Officers

In February, 2008, effective as of February 1, 2008, the company entered into new executive benefits agreements with its then executive officers other than Mr. Leonard and Mr. Fornaro. Such agreements include employment terms and severance terms and supersede pre-existing severance benefit agreements. The agreements have a term of three years with respect to employment, subject to automatic renewal for additional one-year terms unless terminated by the company or the executive officer. The agreements provide the executive officers with annual base salaries at least equal to their base salaries as in effect as of the date of the agreement and provide additional benefits, including but not limited to (A) participation in the company’s annual cash incentive plan; (B) participation in the company’s annual equity incentive plan; (C) reimbursement of expenses in accordance with the company’s standing policy; (D) post-retirement healthcare benefits in accordance with the company’s existing policy; (E) post-retirement welfare benefits in accordance with the company’s existing policies including with respect to the company’s Key Executive Retirement Plan (“KERP”); and (F) air transportation benefits for the executive, his spouse and dependents in accordance with the company’s existing policies. No material changes were made to the level of benefits provided to executive officers, except as set forth below.

Disability—Prior to the new executive benefits agreements, executive officers obtained disability benefits solely through the company’s disability insurance. These benefits were caped at 66.67% of pay or $5,000 per month. The new executive benefits agreements provide for disability benefits of not more than 100% of base salary for the first year of disability (or the remainder of the initial term, if longer), in recognition that during this time period expenses are typically larger and the disabled individual has not yet had the opportunity to significantly reduce expenses.

Change of Control—The new executive benefits agreements remove the reduction in benefits for successor employer benefits previously contained in the severance benefit agreements, which was a difficult provision to monitor and enforce. Also, the participation of executive officers in the company’s current deferred compensation plan and KERP are contractually protected following a change of control. Terminations made within six months prior to a change of control in contemplation thereof are subject to protection, consistent with other executive officer agreements.

Stock Option Exercise—Under the new executive benefits agreements, executive officers are also given a right to extend stock option exercise periods to one year following termination subject to the approval, in each individual case, of the company’s compensation committee.

Change Of Control Arrangements

In the event of a change of control:

If Mr. Leonard in his sole discretion, within twenty-four (24) months following the change of control; or

If Messrs. Fornaro, Kolski, Magurno or Smith, as the case may be, within twenty-four (24) months following the change of control:

(a) elects to terminate his employment due to a constructive termination by the company, or

(b) if the company, in the case of any such officer, within twenty-four (24) months following the change of control (or also within six (6) months prior to the change of control), elects to terminate the employment agreement or the employment of the applicable officer for any reason other than death, disability or cause, such terminated officer will be entitled to:

•	Immediate vesting of any unvested stock options and/or stock grants made prior to the change of control;

•	Continued pre-retirement health and insurance benefits for the life of such officer and such officer’s spouse;

•	Continued pre- and post-retirement travel benefits for such officer, his spouse and other eligible family members in accordance with company policy;

•

Full base salary through the date of termination at the rate in effect at the time that the notice of termination is served, plus all other amounts to which such officer is entitled under any benefit or compensation plan at the time such payments are due under the terms of such plans, even if the payment obligation arises after the date of termination;

•

A lump sum payment equal to the greater of: (i) two times the sum of such officer’s total salary and bonus during the 12-month period prior to the change of control, or (ii) two times the sum of the average annual salary and average annual bonus paid to such officer during the three (3) years prior to the change of control; and

•

In the case of executive officers, other than Mr. Leonard and Mr. Fornaro, if future benefits are taxable before receipt, payment of a cash amount sufficient to satisfy such taxes, which amount will reduce pro rata the amount of future installments of such benefits when actually paid.

•	Continued participation in such post-retirement healthcare benefits as the company makes available; and

•	Payment of all retirement welfare benefits to which the executive officer would otherwise be entitled.

In the case of Mr. Leonard and Mr. Fornaro, such officers also will be entitled to:

•

If all or any portion of the amounts payable to such officer or his estate under his employment agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Code (or similar state tax and/or assessment) (the so-called “golden parachute tax”), the company will pay to such officer or his estate an amount necessary to place such officer in the same after-tax position he would have been in had no such excise tax been imposed, increased to the extent necessary to pay income and excise taxes due on such gross-up.

A “Change of Control” will be deemed to have occurred in the event that any of the following events shall have occurred:

•

Any Person, or Persons acting together that would constitute a “group”, together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially owns 20% or more of the total voting power of all classes of Voting Stock of the company;

•

Any Person or Group, together with any Affiliates or Related Persons thereof, succeeds in having a sufficient number of its nominees elected to the board of directors of the company such that such nominees, when added to any existing director or directors remaining on the board of directors of the company after such election who is an Affiliate or Related Person of such Person or Group, will constitute a majority of the board of the company;

•	There occurs any transaction, or series of related transactions, and the beneficial owners of the Voting Stock of the company immediately prior to such transaction (or series) do not, immediately after such transaction (or series) beneficially own Voting Stock representing more than 50% of the voting power of all classes of Voting Stock of the company (or in the case of a transaction (or series) in which another entity becomes a successor to the company, of the successor entity); or,

•	The company shall cease to own a majority of the capital stock of any operating subsidiary, as defined.

•	The company sells all or substantially all of its consolidated assets.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such Person. “Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

“Related Person” means, with respect to any Person, any other Person owning:

•	5% or more of the outstanding Common Stock of such Person; or,

•	5% or more of the Voting Stock of such Person.

The following table sets forth certain potential benefits which would have been realized in connection with a change of control and termination of employment for the company’s principal executive officers, principal financial officer and three other most highly compensated executive officers for 2007 assuming the change of control and termination occurred as of the last day of the most recently completed fiscal year.

Name and Principal Position	Continued Base Salary $(1)	Lump Sum Salary Bonus and Incentive Compensation Payment $(2)	Value of Health and Insurance Benefits $(3)	Value of Accelerated Equity Awards $(4)	Value of Travel Benefits $(5)	Tax Gross Up Value $(6)	Total Change of Control Benefits $
Joseph B. Leonard, Chairman of the Board (Principal Executive Officer)	0	2,025,000	71,021	0	0	522,965	2,618,986
Robert L. Fornaro, Chief Executive Officer and President (Principal Executive Officer)	0	2,090,000	87,912	2,577,600	0	969,915	5,725,427
Stephen J. Kolski, Executive Vice President	0	952,000	63,856	143,193	0	N/A	1,159,049
Stanley J. Gadek Senior Vice President and Chief Financial Officer (Principal Financial Officer)	0	952,000	90,277	143,193	0	N/A	1,185,470
Richard P. Magurno Senior Vice President, General Counsel and Secretary	0	935,000	35,236	143,193	0	N/A	1,113,429
Alfred J. Smith, III Senior Vice President	0	884,000	87,927	143,193	0	N/A	1,115,120

(1)	The continued base salary benefit is assumed to be zero based on the assumption that all accrued but unpaid payments due to the named individual will have been paid in the ordinary course.
(2)	Calculated based on the first described payment methodology under the fifth bullet point for the description of change of control arrangements.
(3)	Calculated based on the lesser of aggregate premium amounts payable and assuming the exercise of all rights of the covered individual under COBRA, without adjustment for inflation, multiplied by the assumed actuarial lives of the persons provided benefits or the maximum benefit period if shorter.
(4)	Calculated based on the sum of: (A) the number of accelerated option awards multiplied by the positive difference between the exercise price at such option and the market price of the company’s common stock at December 31, 2007 and (B) the number of restricted stock awards subject to accelerated vesting multiplied by the market price of the company’s common stock at December 31, 2007.
(5)	Travel benefits are assigned zero value as there is no acceleration or expansion of existing benefits.
(6)	Calculated based on 20% excise tax related 280G payments.

The following table sets forth certain potential benefits which would have been realized in connection with a termination of employment due to disability for the company’s principal executive officers, principal financial officer and three other most highly compensated executive officers for 2007 assuming the qualifying event and termination occurred as of the last day of the most recently completed fiscal year.

Name and Principal Position	Continued Base Salary $(1)	Lump Sum Salary Bonus and Incentive Compensation Payment $	Value of Health and Insurance Benefits $(2)	Value of Accelerated Equity Awards $(3)	Value of Travel Benefits $(4)	Tax Gross Up Value $	Total Disability Benefits $
Joseph B. Leonard, Chairman of the Board (Principal Executive Officer)	350,000	N/A	13,393	0	0	N/A	363,393
Robert L. Fornaro, Chief Executive Officer and President (Principal Executive Officer)	500,000	N/A	19,778	2,577,600	0	N/A	3,277,378
Stephen J. Kolski, Executive Vice President	280,000	N/A	8,179	0	0	N/A	288,179
Stanley J. Gadek Senior Vice President and Chief Financial Officer (Principal Financial Officer)	280,000	N/A	8,564	0	0	N/A	288,564
Richard P. Magurno Senior Vice President, General Counsel and Secretary	275,000	N/A	3,760	0	0	N/A	278,760
Alfred J. Smith Senior Vice President	260,000	N/A	8,564	0	0	N/A	268,564

(1)	Continued base salary benefit is reduced by amounts payable to the named individual from disability policies maintained by the Company.
(2)	Calculated based on the lesser of aggregate premiums amounts payable and assuming the exercise of all rights of the covered individual under COBRA, without adjustment for inflation, multiplied by the assumed actuarial lives of the persons provided benefits or the maximum benefit period if shorter.
(3)	Calculated based on the sum of: (A) the number of accelerated option awards multiplied by the positive difference between the exercise price of such option and the market price of the company’s common stock at December 31, 2007 and (B) the number of restricted stock awards subject to accelerated vesting multiplied by the market price of the company’s common stock at December 31, 2007.
(4)	Travel benefits are assigned zero value as there is no acceleration or expansion of existing benefits.

The following table sets forth certain potential benefits which would have been realized in connection with a termination of employment due to death for the company’s principal executive officers, principal financial officer, and three other most highly compensated executive officers for 2007 assuming the qualifying event and termination occurred as of the last day of the most recently compelled fiscal year.

Name and Principal Position	Continued Base Salary $(1)	Lump Sum Salary Bonus and Incentive Compensation Payment $(2)	Value of Health and Insurance Benefits $ (3)	Value of Accelerated Equity Awards $(4)	Value of Travel Benefits $(5)	Tax Gross Up Value $	Total Death Benefits $
Joseph B. Leonard, Chairman of the Board (Principal Executive Officer)	0	662,500	6,158	0	0	N/A	668,658
Robert L. Fornaro, Chief Executive Officer and President (Principal Executive Officer)	0	545,000	11,290	0	0	N/A	556,290
Stephen J. Kolski, Executive Vice President	0	280,000	3,760	0	0	N/A	283,760
Stanley J. Gadek Senior Vice President and Chief Financial Officer (Principal Financial Officer)	0	280,000	5,159	0	0	N/A	285,159
Richard P. Magurno Senior Vice President, General Counsel and Secretary	0	275,000	0	0	0	N/A	275,000
Alfred J. Smith, III Senior Vice President	0	260,000	5,159	0	0	N/A	265,159

(1)	The continued base salary benefit is assumed to be zero based on the assumption that all accrued but unpaid payments due to the named individual will have been paid in the ordinary course.
(2)	Calculated based on the current year bonus pro-rated to the date of death.
(3)	Calculated based on the lesser of aggregate premiums amounts payable and assuming the exercise of all rights of the covered individual under COBRA, without adjustment for inflation, multiplied by the assumed actuarial lives of the surviving persons provided benefits or the maximum benefit period if shorter. In the case of Mr. Fornaro includes $1,158 in estimated additional premiums to fully fund term insurance a death benefit of $1,000,000.
(4)	Calculated based on the sum of: (A) the number of accelerated option awards multiplied by the positive difference between the exercise price of such option and the market price of the company’s common stock at December 31, 2007 and (B) the number of restricted stock awards subject to accelerated vesting multiplied by the market price of the company’s common stock at December 31, 2007.
(5)	Travel benefits are assigned zero value as there is no acceleration or expansion of existing benefits.

The following table sets forth certain potential benefits which would have been realized in connection with a termination of employment due to “termination of employment for cause” for the company’s principal executive officers, principal financial officer and three other most highly compensated executive officers for 2007 assuming the qualifying event and termination occurred as of the last day of the most recently compelled fiscal year.

Name and Principal Position	Continued Base Salary $(1)	Lump Sum Salary Bonus and Incentive Compensation Payment $	Value of Health and Insurance Benefits $	Value of Accelerated Equity Awards $	Value of Travel Benefits $(2)	Tax Gross Up Value $	Total Termination for Cause Benefits $
Joseph B. Leonard, Chairman of the Board (Principal Executive Officer)	0	N/A	0	N/A	0	N/A	0
Robert L. Fornaro, Chief Executive Officer and President (Principal Executive Officer)	0	N/A	0	N/A	0	N/A	0
Stephen J. Kolski, Executive Vice President	0	N/A	0	N/A	0	N/A	0
Stanley J. Gadek Senior Vice President and Chief Financial Officer (Principal Financial Officer)	0	N/A	0	N/A	0	N/A	0
Richard P. Magurno Senior Vice President, General Counsel and Secretary	0	N/A	0	N/A	0	N/A	0
Alfred J. Smith, III Senior Vice President	0	N/A	0	N/A	0	N/A	0

(1)	Assumes that all accrued but unpaid payments due to the named individual and not otherwise forfeitable, to the extent permitted by law, will have been paid in the ordinary course.
(2)	Travel benefits are assigned zero value as there is no acceleration or expansion of existing benefits.

The following table sets forth certain potential benefits which would have been realized in connection with a termination of employment due to “termination of employment without cause” or “constructive termination of employment other than in connection with a change of control” for the company’s principal executive officers, principal financial officer and three other most highly compensated executive officers for 2007 assuming the qualifying event and termination occurred as of the last day of the most recently compelled fiscal year.

Name and Principal Position	Continued Base Salary $(1)	Lump Sum Salary Bonus and Incentive Compensation Payment $		Value of Health and Insurance Benefits $(2)	Value of Accelerated Equity Awards $(3)	Value of Travel Benefits $(4)	Tax Gross Up Value $	Total Constructive Termination Benefits $
Joseph B. Leonard, Chairman of the Board (Principal Executive Officer)	0	1,518,750	(5)	13,393	0	0	N/A	1,532,143
Robert L. Fornaro, Chief Executive Officer and President (Principal Executive Officer)	0	1,423,000	(5)	19,778	2,577,600	0	N/A	4,020,378
Stephen J. Kolski, Executive Vice President	0	280,000	(6)	8,179	0	0	N/A	288,179
Stanley J. Gadek Senior Vice President and Chief Financial Officer (Principal Financial Officer)	0	280,000	(6)	8,564	0	0	N/A	288,564
Richard P. Magurno Senior Vice President, General Counsel and Secretary	0	275,000	(6)	3,760	0	0	N/A	278,760
Alfred J. Smith, III Senior Vice President	0	260,000	(6)	8,564	0	0	N/A	267,564

(1)	The continued base salary benefit is assumed to be zero based on the assumption that all accrued but unpaid payments due to the named individual will have been paid in the ordinary course.
(2)	Calculated based on the lesser of aggregate premium amounts payable and assuming the exercise of all rights of the covered individual under COBRA, without adjustment for inflation, multiplied by the assumed actuarial lives of the persons provided benefits or the maximum benefit period if shorter.
(3)	Calculated based on the sum of: (A) the number of accelerated option awards multiplied by the positive difference between the exercise price of such option and the market price of the company’s common stock at December 31, 2007 and (B) the number of restricted stock awards subject to accelerated vesting multiplied by the market price of the company’s common stock at December 31, 2007.
(4)	Travel benefits are assigned zero value as these is no acceleration or expansion of existing benefits.
(5)	Calculated based on the sum of: (A) annual base salary; (B) prior year bonus paid; and (C) current year bonus pro-rated to date of termination, in accordance with the terms of an employment contract.
(6)	Calculated as one year base salary in accordance with the terms of a severance agreement.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ernst & Young LLP has performed an audit of the company’s financial statements annually since the company’s inception. We anticipate that representatives of Ernst & Young LLP will be present at the annual meeting of stockholders to respond to appropriate questions and to make a statement if such representatives so desire.

The audit committee of the board of directors of the company has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year beginning January 1, 2008. We are asking our shareowners to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of Ernst & Young LLP to our shareowners for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year and may periodically request proposals from other independent registered public accounting firms and as a result of such process may select Ernst & Young LLP or another independent registered public accounting firm if the audit committee determines that such a change or action would be in the best interests of the company and our shareowners.

The board of directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

CERTAIN ACCOUNTING AND AUDITING MATTERS

Report of the Audit Committee

The authority, duties and responsibilities of the audit committee of the board of directors of the company are set forth in detail in the written audit committee charter, which was adopted by the board of directors of the company and which complies with the applicable rules of the New York Stock Exchange. The audit committee has four members, each of whom is independent, under both the applicable rules of the New York Stock Exchange as well as the company’s corporate governance policies. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, Don L. Chapman and G. Peter D’Aloia have been identified as “Audit Committee Financial Experts”.

The audit committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the audit committee charter is available on the company’s website, www.airtran.com.

The company’s management is responsible for preparing the company’s financial statements and has represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accountants are responsible for auditing the financial statements. The audit committee is responsible for overseeing the company’s financial reporting process on behalf of the board of directors. Management of the company has the primary responsibility for the company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The company’s independent registered public accountants are responsible for performing an audit of the company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States.

The audit committee has reviewed and discussed the company’s audited financial statements as of and for the year ended December 31, 2007, with management and the independent registered public accountants. The audit committee has discussed with the independent registered public accountants the matters required to be discussed under Standards of the Public Company Accounting Oversight Board (United States), including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Accounting Standards 90 (Audit and other Communications). The independent registered public accountants have provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and the audit committee has also considered whether the independent registered public accountants’ non-audit services to the company are compatible with maintaining the registered public accountants’ independence. The audit committee has concluded that the independent registered public accountants are independent from the company and its management.

The audit committee met seven times during the 2007 fiscal year. In addition, the members of the committee reviewed, and the chairman of the committee discussed with management and Ernst & Young LLP (the company’s independent registered public accountants), the interim financial information contained in each quarterly earnings release prior to the release of such information to the public.

The audit committee discussed with the company’s independent registered public accountants the overall scope and plans for their respective audits. In addition, the audit committee met with the chief executive officer and chief financial officer of the company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the company’s financial statements and the effectiveness of the company’s system of disclosure controls and procedures.

In fulfilling its oversight responsibilities and as part of its review of the company’s 2007 Annual Report, the audit committee met with the company’s internal auditors and its independent registered public accountants, with and without management present, to discuss their evaluations of the company’s internal controls as well as the overall quality of its financial reporting.

The fees paid to the company’s registered public accountants, Ernst & Young LLP, as well as the policy on pre-approval of audit and non-audit services are set forth below.

AUDIT COMMITTEE

Don L. Chapman	J. Veronica Biggins	G. Peter D’Aloia	John F. Fiedler

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933

Policy On Pre-Approval Of Services Provided By Independent Registered Public Accountants

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, and the company’s audit committee charter, the terms of the engagement of Ernst & Young LLP and all auditing services and non-audit services to be performed for the company by its independent registered public accountants are subject to the specific pre-approval of the audit committee [except where such services are determined to be de minimis under the Exchange Act]. All audit and permitted non-audit services to be performed by Ernst & Young LLP require pre-approval by the audit committee in accordance with pre-approved procedures established by the audit committee. The audit committee may delegate to one or more designated members of the audit committee who are independent directors of the board of directors, the authority to grant such pre-approvals. The decisions of any member to whom such authority is delegated are presented to the full audit committee at the next scheduled meeting of the committee. Internal control procedures require all proposed engagements of Ernst & Young LLP for services of any kind to be directed to the company’s chief financial officer and then submitted for approval to the audit committee or its designee prior to the beginning of any services.

In fiscal 2007, 100% of the audit fees, audit related fees, and tax fees were approved either by the audit committee or its designee. The fees paid to the independent registered public accountants that are shown in the table below for 2006 also were pre-approved by the audit committee. The audit committee has considered whether the provision of non-audit services by the company’s independent registered public accountants in 2007, or currently, is compatible with maintaining auditor independence, and believes that the provision of such services is compatible.

Principal Accounting Firm Fees

The following table shows the type of services and the aggregate fees billed to AirTran for the specified types of services during the fiscal years ending December 31, 2007 and 2006 by AirTran’s principal independent registered public accounting firm, Ernst & Young LLP. Descriptions of the service types follow the table.

Services Rendered	2007		2006
Audit Fees	$1,775,000		$1,681,645
Audit Related Fees	$13,000		$—
Tax Fees	$—		$10,000
All Other Fees	$4,000	(1)	$3,500	(1)

	$1,792,000		$1,695,145

(1)	Fees for Ernst & Young LLP online subscription

Description of Services

Audit Fees

The aggregate fees billed by Ernst & Young LLP for each of the last two fiscal years include fees for professional services rendered for the audit of the company’s annual financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), review of the company’s interim financial statements included in the company’s quarterly reports on Form 10-Q, services that were provided in connection with statutory and regulatory audits, filings or engagements, consents and assistance with and review of documents filed with the SEC, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP in one or more of the last two fiscal years include, as specified above, assurance and audit related services that were reasonably related to the performance of the audit or review of the company’s financial statements. Audit-related fees for 2007 consist entirely of services related to the company’s compliance with PCI standards.

Tax Fees

The aggregate fees billed by Ernst & Young LLP in one or more of the last two fiscal years include, as specified above, fees for professional services rendered for tax compliance, including tax planning and the preparation for tax audits.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the company and owners of more than 10% of the company’s common stock to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of any of the company’s equity securities. Based solely upon a review of the copies of those reports furnished to the company during the past year and written representations to it that no other reports were required, the company believes that, during the year ended December 31, 2007, it complied with all filing requirements applicable to its directors, executive officers and 10% beneficial owners, if any.

COST OF SOLICITATION

We will pay the cost of solicitation of proxies on behalf of the board of directors. Our directors, officers or employees may solicit proxies for us in person or by mail, telephone or other means of communication, without receiving additional compensation. It is also anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. The company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, PROPOSED NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF STOCKHOLDERS

We plan to hold our 2009 annual meeting of stockholders during the month of May. Any proposal of a stockholder intended to be presented at the 2009 annual meeting of stockholders must be received by us for inclusion in the proxy statement and form of proxy for that meeting no later than December 9, 2009, 120 days before the anniversary of the date of this proxy statement. If any proposal is submitted after that date, it is untimely and we are not required to include it in our proxy materials. Proposals should be submitted to the following address:

Corporate Secretary

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

A notice of a proposed item of business should include a description of, and the reasons for, bringing the proposed business to the meeting, any material interest of the stockholder in the business, and certain other information about the stockholder.

Under our nomination procedures, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual meeting. Under these procedures, stockholders must submit the proposed nominee by delivering a notice to the Secretary of the company at our principal executive offices. Normally, we must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 50 days nor more than 75 days before the first anniversary of the prior year’s meeting.

Assuming that our 2008 Annual Meeting is held on schedule, we must receive any such notice pertaining to the 2009 Annual Meeting no earlier than March 13, 2009, and no later than April 2, 2009. However, if we give less than 60 days notice or public announcement of the annual meeting date, we must receive the notice no later than the close of business ten days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly.

A notice of a proposed nomination must include certain information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have posted on the Internet our 2007 Annual Report to Stockholders in connection with this proxy solicitation. IF YOU WOULD LIKE A PHYSICAL PRINTED COPY OF OUR 2007 FORM 10-K, EXCLUDING CERTAIN EXHIBITS, PLEASE CONTACT RICHARD P. MAGURNO, CORPORATE SECRETARY, AIRTRAN HOLDINGS, INC., 9955 AIRTRAN BOULEVARD, ORLANDO, FLORIDA 32827.

OTHER MATTERS

Admission To Meeting

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, may be limited. Admission to the meeting will be on a first-come, first-served basis. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Only stockholders as of the record date may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices, cellular telephones, beepers and other electronic devices will not be permitted at the meeting.

Action on Other Matters at the Annual Meeting

At this time, we do not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Stockholders are urged to vote their shares via the Internet or telephone. Your cooperation will be appreciated. Your proxy will be voted, with respect to the matters identified thereon, in accordance with any specifications on the proxy.

PROXY VOTING INSTRUCTIONS
AIRTRAN HOLDINGS, INC. 9955 AIRTRAN BLVD. ORLANDO, FL 32827	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Savings Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Savings Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AIRTRAN HOLDINGS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by AIRTRAN HOLDINGS, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

If you vote your proxy by Internet or by telephone you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AIRHD1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AIRTRAN HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Vote On Directors
1.	To elect three (3) Class II directors to the Board of Directors to serve for a three year term and until their successors are elected and qualified.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	NOMINEES: 01) G. Peter D’Aloia 02) Jere A. Drummond 03) John F. Fiedler	☐	☐	☐

	Vote On Proposal	FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.	☐	☐	☐

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE MATTERS ABOVE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

ANNUAL MEETING OF SHAREHOLDERS OF AIRTRAN HOLDINGS, INC. May 21, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS.
P R O X Y	The undersigned hereby appoints Robert L. Fornaro and Richard P. Magurno, and either of them, with power of substitution to each, the proxies of the undersigned to vote the common stock of the undersigned at the annual meeting of shareholders of AIRTRAN HOLDINGS, INC. to be held on May 21, 2008, at 11:00 a.m. at Charleston Place Hotel, 205 Meeting Street, Charleston, South Carolina and any adjournments or postponements thereof, as indicated on the reverse side of this proxy card with respect to the proposal set forth in the proxy statement, and in their discretion upon any matter that may properly come before the annual meeting or any adjournments or postponements thereof. The undersigned hereby revokes any previously submitted proxies.

(To be signed, dated and voted on reverse side.)